Exhibit 10.34
NOTE: PORTIONS OF THIS AGREEMENT ARE THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE
SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN
REDACTED AND ARE MARKED WITH A “[****]” IN PLACE OF THE REDACTED LANGUAGE.
Broadridge Financial Solutions, Inc.

1981 Marcus Avenue Lake Success, New York 11042	TO BE PREPARED AND SIGNED IN DUPLICATE
MASTER SERVICES AGREEMENT

Client:	Penson Worldwide, Inc.

Address:	1700 Pacific Avenue, Suite 1400
City:	Dallas, Texas, 75201
This Master Services Agreement (this “Master Services Agreement”), dated as of November 2, 2009 (the “Effective Date”), is made and entered into by and between Penson Worldwide, Inc. (“Penson”) and Broadridge Financial Solutions, Inc. (“Broadridge”).
WHEREAS, in connection with that certain Asset Purchase Agreement, dated November 2, 2009, (as amended, the “Asset Purchase Agreement”) among Broadridge, Ridge Clearing & Outsourcing Solutions, Inc., Penson and Penson Financial Services, Inc., Client (as defined in Section 1.B below) will acquire certain correspondent clearing contracts and other assets relating to the clearing business of Ridge (as defined in Section 1.B below) (the “Acquisition”); and
WHEREAS, in connection with the Acquisition, Ridge desires to perform, and Client desires to have performed by Ridge, the Services (as defined herein) in connection with the servicing of Client’s and its Affiliates newly acquired, existing and future business in accordance with the terms and conditions set forth in this Master Services Agreement and the Schedules (as defined in Section 1.A below).
NOW THEREFORE, in consideration of the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.	SCOPE OF AGREEMENT.
A.	Services Schedules.
(i)	Broadridge and Penson shall cause their respective Affiliates to enter into schedules (including, without limitation, any and all Attachments thereto, each a “Schedule” and collectively, the “Schedules”) in Canada, the United States and the United Kingdom. The Broadridge Affiliate that is a party to a Schedule is referred to in this Agreement (as defined in Section 1.A (iii) below) as the “Ridge Local Affiliate” and the Client Affiliate that is a party to a Schedule is referred to in this Agreement as the “Client Local Affiliate”. The Client Local Affiliate for the United States Schedule shall be Penson Financial Services, Inc., the Client Local Affiliate for the Canadian Schedule shall be Penson Financial Services Canada, Inc. and the Client Local Affiliate for the United Kingdom Schedule shall be Penson Financial Services Ltd. Each Schedule shall be governed by the terms and conditions of this Master Services Agreement as may be amended in accordance with its terms.

(ii)	Notwithstanding the fact that a Schedule is implemented,
(a)	Broadridge shall (x) be responsible for the performance of all of the Services, and the performance of all obligations of Ridge under this Agreement, (y) be responsible for the
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compliance with any provisions of this Agreement applicable to Ridge and (z) if Ridge fails, neglects or refuses to perform any such Services or obligation under or otherwise breaches this Agreement, perform, or cause to be performed, any such Services or obligation or cure, or cause to be cured, such breach and bear joint and several liability with Ridge; provided, however, that in no event shall Broadridge or any other entity that is not properly registered or licensed to perform any such Services or obligation be required to perform such Services or obligation; and

(b)	Penson shall (x) be responsible for the performance of all obligations of Client under this Agreement, (y) be responsible for the compliance with any provisions of this Agreement applicable to Client and (z) if Client fails, neglects or refuses to perform any obligation under or otherwise breaches this Agreement, perform, or cause to be performed, any such obligation or cure, or cause to be cured, such breach, or bear joint and several liability with Client; provided, however, that in no event shall Penson or any other entity that is not properly registered or licensed to perform any such obligation be required to perform of such obligation.
(iii)	From time to time during the Term (as defined in Section 2 (Term) below), Broadridge and Penson (or their Affiliates) may elect to enter into additional written schedules in Canada, the United States, the United Kingdom and such other countries for which Broadridge and Penson may agree from time to time (each, a “Territory” and collectively the “Territories”). Each such additional schedule shall set forth:
(a)	the Services (defined below) that Ridge shall perform under such schedule;

(b)	specific Software (defined below) that Ridge licenses to Client in connection with Client’s receipt of the Services to be performed by Ridge under the schedule; and

(c)	other terms and conditions as the parties may agree.
Each such schedule (when signed by authorized officers of both parties) shall be governed by the terms and conditions of this Master Services Agreement and deemed a Schedule hereunder. This Master Services Agreement, together with all Exhibits hereto and the Schedules, together with all Attachments thereto, shall be referred to, collectively, as the or this “Agreement.”
(iv)	In the event of a conflict between the terms and conditions of any Schedule (including, without limitation, any Attachment or Appendix) and the terms and conditions of this Master Services Agreement, the terms and conditions of the Schedule shall control for the purpose of the relevant Schedule. Except where otherwise indicated, all references in this Master Services Agreement to Sections or Exhibits are to Sections to, and Exhibits of, this Master Services Agreement.
B.	Certain Defined Terms.

The term “Affiliate” as used throughout this Agreement means as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

The term “Client” as used throughout this Agreement means the applicable Client Local Affiliate receiving the Services under the applicable Schedule. For purposes of this Master Services Agreement, the use of the term “Client” shall mean “Penson” when Penson is obligated to perform on behalf of Client under Section 1.A(ii)(b).

The term “Control” (and derivatives thereof) as used throughout this Agreement means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.
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The term “Governmental Authority” as used throughout this Agreement means any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority (including, without limitation, any SRO as defined in the Exchange Act), whether foreign, federal, state or local.

The term “Laws” as used throughout this Agreement means all laws, rules and regulations, including, without limitation, all privacy and data protection laws, rules and regulations, all as enacted, promulgated and amended from time to time by any Governmental Authority. “Laws” shall also include contractual restrictions or obligations imposed upon a party by a Governmental Authority of which the affected party shall have given notice to the other party.

The term “Ridge” as used throughout this Agreement means the applicable Ridge Local Affiliate and permitted subcontractors of the applicable Ridge Local Affiliate performing the Services under the applicable Schedule. For purposes of this Master Services Agreement, the use of the term “Ridge” shall mean “Broadridge” when Broadridge is obligated to perform on behalf of Ridge under to Section 1.A(ii)(a).

The term “Services” as used throughout this Agreement means the services, products, functions and responsibilities of Ridge that are specified in the Schedules, together with the services, products, functions and responsibilities that are an inherent or customary part of such specified services, products, functions and responsibilities, even if such inherent or customary services, products, functions and responsibilities are not specifically described in this Agreement.

The term “Software” as used throughout this Agreement means all of the software and other technology necessary for Client to access and use the Services, whether owned by Broadridge or Ridge or licensed by Broadridge or Ridge from third parties and including, without limitation, all improvements enhancements, modifications, updates, releases and revisions provided in connection therewith.

C.	Service Levels. Ridge shall provide the Services and, as applicable, the Software so that they meet or exceed the service levels set forth in each Schedule, any applicable service level agreement (each a “Service Level Agreement”), or as otherwise agreed to by the parties in writing (the “Service Levels”). Ridge will in the regular course of its business monitor its performance with respect to such Service Levels and report such performance to Client in writing on a monthly basis or as otherwise required by each Schedule.

In the event of a Service Level failure by Ridge that is not insignificant, Ridge shall take the following actions, each as soon as practicable under the circumstances: (a) investigate and report in writing on the root cause of the problem, (b) advise Client in writing of the remedial efforts being undertaken with respect to this failure to meet the Service Level and provide Client with and implement an improvement plan, (c) execute such remedial efforts, correct the problem and begin meeting the Service Level, (d) advise Client in writing from time to time on the status of Ridge’s remedial efforts and (e) provide reasonable evidence to Client that the problem has been corrected.

Upon a failure by Ridge to meet a Service Level, Client shall have the right either (a) to receive, subject to the terms and conditions of Attachment C (Service Levels) to the applicable Schedule, a credit in connection with such failure (each, a “Service Level Credit”) against fees owing by Client under this Agreement, (b) if the acts or omissions or performance that relate to or underlie such failure to meet a Service Level also constitute a breach by Broadridge or Ridge of any of its obligations under this Agreement, to forgo such Service Level Credit and seek monetary damages, subject to the provisions of Section 15 (Limitation on Liability) below or (c) to pursue any termination or other remedy available to Penson or Client under this Agreement.

Throughout the Term (defined below), Ridge shall seek to improve the quality, efficiency and effectiveness of the Services to keep pace with technological and operational advances. Ridge shall do this, among other things, by identifying and assessing the implementation of industry practices, ‘best practice’ techniques and methods in providing the Services. In addition, Ridge shall provide the Services in a manner consistent with Ridge’s operation of its business generally, including, without limitation, training Ridge personnel in
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techniques and technologies used generally within the Ridge’s industry and making investments to maintain the currency of the tools, infrastructure and other resources Ridge uses to provide the Services.
2.	TERM.
A.	Term. The term of this Master Services Agreement shall begin on the Effective Date and shall continue until the later to occur of (i) all Schedules hereunder expiring or being terminated and (ii) the end of any applicable Transition Period (as defined below) (the “Term”).

B.	Transition Services. At Client’s request upon termination or expiration of any Schedule for any reason, Ridge shall extend the provision of the Services and the term of any licenses relating to Software for a period not to exceed twenty-four (24) months (“Transition Period”) beyond the effective date of expiry or termination of such Schedule and in good faith and commercially reasonable manner agree to provide transition services to Client as requested by Client in writing for an orderly de-conversion of Client from Ridge’s platform (the “Transition Services”). In addition, during the Transition Period, unless otherwise agreed to by the parties in writing, Ridge shall continue to provide the Services and any Software as they had been provided prior to the termination or expiration of the applicable Schedule in accordance with the terms and conditions set forth in this Agreement. Any Transition Services to be provided by Ridge as requested in writing by Client during the Transition Period shall be provided to Client in accordance with the then-applicable rates for the relevant services (unless the applicable Schedule is terminated pursuant to Section 18.A (Ridge’s Material Breach) in which case Transition Services shall be provided at Ridge’s cost and expense) or as otherwise agreed to by the parties in writing. In the event a Schedule is terminated by Ridge in connection with Client’s failure to pay any fees due under such Schedule (except for payment failures that are subject to a bona fide dispute between the parties), Ridge shall not be required to provide Transition Services or Services during the Transition Period until Client has cured any payment failures that are not subject to a bona fide dispute between the parties and unless Client pays for such Transitions Services and Services monthly in advance.
3.	CHARGES.
A.	Fees. The fees for the Services and Software provided to Client under any Schedule shall be set forth in such Schedule. Except as expressly set forth in this Agreement, there shall be no fees payable by Penson or Client in respect of Broadridge’s and Ridge’s performance of its obligations pursuant to this Agreement. Without limiting the generality of the foregoing, except as may be otherwise provided in this Agreement, expenses incurred by Ridge in performing the Services and providing the Software shall not be separately reimbursable by Client.

B.	Fee Increases and Adjustments. Subject to the terms and conditions of any Schedule, Ridge may only increase the charges payable by Client under a Schedule as set forth in the applicable Schedule. Except as set forth in a Schedule, in no event shall the charges be increased at anytime during the Schedule Term (as such term is defined in the applicable Schedule).

C.	Communications and Third-Party Charges. The communication and other non-Affiliated third-party charges set forth in the Schedules, if any, are based on current costs that Ridge pays to common carriers and other third parties. Ridge reserves the right to pass on any increase, and shall pass on any decrease, in the charges of third parties not Affiliated with Ridge to Client provided any such increases shall be passed through only to the extent they are passed through in the applicable Territory to all Ridge customers generally receiving the services of such common carriers and other third parties. Ridge shall use reasonable commercial efforts to provide Client not less than thirty (30) days prior notice thereof. For clarity, Ridge shall not pass through communication or other charges of any Affiliates of Ridge.

D.	Taxes. There shall be added to all charges invoiced to Client pursuant to this Agreement amounts equal to any applicable taxes, duties, charges and other levies of any kind (other than taxes based on Ridge’s income or franchise taxes) applicable in the applicable Territory to the purchase or consumption of the Services, including, without limitation, provincial and local taxes, (exclusive of taxes based on Ridge’s income and franchise taxes), payable in respect of the Services received by Client. Ridge agrees to reasonably cooperate with Client to enable Client to more accurately determine its tax liability and to minimize such liability to the extent legally permissible and administratively reasonable. Ridge shall provide and make
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reasonably available to Client any exemption certificates, resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or Services and other information reasonably requested by Client and reasonably available to Ridge.

E.	Payment. Client shall pay each invoice that Ridge provides to Client thirty (30) days after the date Client receives such invoice, subject to any bona fide dispute. If Client fails to pay any undisputed amounts under this Agreement when due, Client shall, upon written demand from Ridge, pay interest on such undisputed amounts at the rate of one percent (1%) per month (but in no event more than the highest interest rate allowable by Law) from the due date until the date of payment.

F.	Rights of Offset. Without prejudice or limitation to any other rights or remedies of Penson or Client, if Penson or Client becomes entitled to receive any payment, or receive any credit, under or in connection with this Agreement, including, but not limited to, in connection with Service Level Credits, indemnification claims and claims by Penson or Client for breach of this Agreement, Penson or Client may, in its sole discretion, elect to reduce the principal amount of any note, or multiple notes, issued in connection with the Asset Purchase Agreement by an amount or amounts equal to all or part of such payment or credit in lieu of collection payment or receiving credit.
4.	RIDGE RESPONSIBILITIES. Without limitation or prejudice to the provisions of this Master Services Agreement, any Schedule or any Service Level Agreement, in the performance of any Services under the provisions of a Schedule, Ridge agrees and undertakes to:
A.	perform the Services professionally in accordance with any applicable Service Levels and the applicable provisions of this Agreement;

B.	liaise and communicate in a timely manner with Client through Client’s designated representative or such representative’s designee on matters related to the Services and assign a qualified Ridge representative with whom Client will communicate. Ridge and Client may change their respective representatives from time to time by giving notice to the other. Ridge shall ensure that the representatives servicing Client’s account are fully informed about the Services and Client’s business requirements;

C.	in a timely manner, provide Client with its standard user documentation relating to (i) the Services and/or Software, including, without limitation, any changes thereto and (ii) Ridge’s procedures relating to the Services and use thereof;

D.	to the extent permitted by this Agreement or any applicable user documentation or procedures provided to Client, provide user access to the Services to persons authorized by Client, such access being governed by Ridge’s reasonable security procedures;

E.	notify Client, and secure Client’s prior approval, if expenses beyond the defined charges within a Schedule or any Statement of Work (as defined below) may be incurred or expected, unless otherwise specified in this Agreement;

F.	proceed according to Client’s reasonable written instructions for the disposition or delivery to Client of Client Information (as defined herein) or any data relating to Customers (as defined herein);

G.	provide Penson and Client and their respective employees or authorized contractors with reasonable access to any facilities, machines, supplies or equipment which are owned, operated or leased by Penson or Client in connection with the Services and which are located on the premises of Broadridge, Ridge or their agents subject to compliance by Penson and Client and their respective employees and authorized contactors, with Broadridge’s and Ridge’s reasonable security, data center procedures and confidentiality requirements. Broadridge and Ridge will advise Penson and Client in advance of the applicable procedures and requirements;
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H.	from time to time, at Client’s request, perform professional services that will be described in a written statement of work executed by both Ridge and Client (“Statement-of-Work”). Upon the request of Client, Ridge and Client will in good faith, and without undue delay by Ridge, agree to the terms and conditions of a Statement-of-Work that will include, to the extent applicable and without limitation, the information specified below:
(i)	Project identification, approach and objectives and the agreed-upon scope of the services;

(ii)	The deliverables, including, without limitation, reports, software, services, specifications, lists, plans, manuals, diagrams, flow charts, data and other documents reports and recommendations, whether in written or electronic form (“Deliverables”) to be developed, delivered, prepared or required specifically for Client under such Statement of Work;

(iii)	Specifications in respect of each Deliverable;

(iv)	Acceptance tests or means proposed for testing Deliverables (“Acceptance Test”);

(v)	If applicable, the fees for the services under such Statement of Work and the applicable payment terms;

(vi)	Identification of project managers and other staffing by the parties, including, without limitation, names and position titles of key Ridge personnel who will be providing the services (which personnel may be substituted by Ridge);

(vii)	Key project assumptions and responsibilities;

(viii)	Project schedule showing the time frame for all stages of implementation of the services and milestones of the Statement of Work along with all associated milestone dates and production date, and other remedies for non-performance by Ridge;

(ix)	Description of the hardware and software that may have to be procured by Client or any of Customers (as defined herein) for the provision of the services pursuant to the Statement of Work, as applicable;

(x)	Maintenance and support services to be provided by Ridge in connection with the Deliverables, if applicable;

(xi)	Applicable Service Levels, if applicable;

(xi)	Training services and training materials to be provided by Ridge under the Statement of Work, if applicable;

(xii)	Any Client resource commitments and responsibilities in addition to those set forth in this Agreement; and

(xiii)	Any other information or agreements deemed relevant by Ridge and Client;
I.	except as otherwise expressly provided in this Agreement and subject to Client providing the resources and materials required for it to receive the Services, provide at Ridge’s expense, all software, hardware, communication lines and services, equipment, systems and other technology, resources and materials necessary for Ridge to provide the Services to Client in accordance with the provisions of this Agreement;

J.	subject to Section XIV (Acquisition of or by Another Ridge Local Affiliate Client) and Attachment B (Service Bureau and Operations Support Services Price Schedule) of the applicable Schedule, increase or decrease the volume of the Services upon Client’s request;

K.	subject to Section XIV (Acquisition of or by Another Ridge Local Affiliate Client) and Attachment B (Service Bureau and Operations Support Services Price Schedule) of the applicable Schedule, under an existing Schedule provide the Services, in the applicable Territory, to such additional Affiliates of Penson or Client, as may be identified by Penson or Client from time to time to receive the Services at the rates and in accordance with the terms and conditions set forth in this Agreement (however, in no event shall any Affiliate of Penson or Client be obligated or required to receive Services from Ridge); provided, however, that any conversion services required for any such Affiliate shall be implemented pursuant to the Change Control Procedures applicable to Mandatory Changes and the Affiliate shall agree to be bound by the terms and conditions of the applicable Schedule;

L.	notify Client of any proposed change of the locations from which Ridge provides the Services under a Schedule and obtain Client’s prior consent (which consent shall not be unreasonably withheld) with respect to any such change in location only if such consent is required by Law;
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M.	use commercially reasonable efforts to obtain the approval of each relevant regulatory or self-regulatory agency or entity, if any, which regulates Ridge’s performance of the Services and whose approval is necessary for Ridge to perform and deliver the Services in the applicable Territory (including, without limitation, securities and commodities exchanges, associations of securities and/or commodities dealers, federal, provincial and local Governmental Authorities);

N.	as required by all applicable Laws and Ridge policies in effect from time to time, conduct, in compliance with such Laws and policies, a criminal background check and drug-screening on, and provide bonding for, each individual who provides Services, at Ridge’s cost and expense, and not allow anyone to perform Services or assign anyone to the account of Penson or Client who has (i) a felony conviction or (ii) failed a drug test administered by Ridge; and

O.	provide an adequate number of qualified individuals with suitable training, education, experience and skill to perform the Services.
5.	COMMUNICATIONS LINES AND EQUIPMENT. Subject to receiving Client’s approval, Ridge may procure appropriate communications lines and equipment to enable Client to access the Services. Where Ridge procures such communication lines or equipment for Client, Ridge shall procure such services from reputable vendors but shall not be responsible for the reliability or continued availability of the communications lines and equipment used by Client in accessing the Services. Ridge shall replace any such third party vendors in the event that (a) reliability or continued availability is a significant issue or (b) at least fifty percent (50%) of Ridge’s clients utilizing such services in the applicable Territory request such replacement.

6.	GOVERNANCE. Broadridge and Penson shall each appoint at least two senior level managers to a joint committee that shall meet no less than monthly to address issues that may arise in connection with the performance of the Services. In addition to the foregoing, the parties have agreed to the detailed governance provisions set forth in Exhibit C (Governance Structure).

7.	USE OF THE SERVICES AND TRAINING.
A.	Use of Services. Client shall use the Services in accordance with such rules as may be generally established and communicated by Ridge as applied to all of Ridge’s customers in the applicable Territory generally and set forth in materials promptly furnished by Ridge to Client in writing, provided, however, that Ridge shall not change the Services or any such rules in a manner that significantly interferes or significantly negatively impacts Client’s use of the Services or that results in any breach or violation in connection with the Assigned Contracts (as defined in the Asset Purchase Agreement) or establish rules that are inconsistent with or violate the provisions of this Agreement. Ridge agrees to use commercially reasonable efforts to provide Client with no less than thirty (30) days’ notice of any change to the rules relating to the use of the Services.

Except with respect to those Model A Clearing services provided by Client to its clients in the U.K., Client (and Affiliates of Client who have agreed to be bound by the terms and conditions of the applicable Schedule) shall use the Services only for its own business purposes in support of the brokerage or financial services and/or products it provides to its customers, correspondents and the clients and customers of such correspondents (including, without limitation, the brokerage customers introduced to Client by its correspondents (i.e., broker-dealers or other registered persons clearing or receiving services through Client) (collectively “Customers”)). For the avoidance of doubt, the foregoing prohibits Client (and Affiliates of Clients who have agreed to be bound by the terms and conditions of the applicable Schedule), except as expressly permitted by Ridge in writing, or other than as permitted herein, from selling, leasing, licensing, providing as a service bureau or otherwise providing, directly or indirectly, any of the Services or any portion thereof to any third-party exclusively as a technology services reseller or provider or outsourcer (e.g., acting in the same capacity as Ridge with respect to such third-party) without providing to such third-party Client’s normal course securities or financial services.

B.	Approvals. Client will use commercially reasonable efforts to obtain the approval of each relevant regulatory or self-regulatory agency or entity, if any, which regulates Client and whose approval is
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necessary for Client to receive the Services in the applicable Territory (including, without limitation, securities and commodities exchanges, associations of securities and/or commodities dealers, federal, provincial and local Governmental Authorities).

C.	Training. Ridge, at its expense, shall provide Client with training in the use of the Services as reasonably requested by Client.
8.	SOFTWARE.
A.	License Grant. Broadridge and Ridge hereby grant to Client in each Territory during the applicable Schedule Term a limited, non-exclusive, non-transferable (other than as permitted herein including, without limitation, a permitted assignment), royalty-free license and/or sublicense, as the case may be, to use, and as applicable for Customers to use, the Software and related documentation in connection with their receipt and use of the Services. The Software and documentation may only be used by Client and its Customers in connection with the Services as permitted in Section 7.A (Use of Services). above except as otherwise permitted by Broadridge and Ridge. The license of Software shall be to the object code only unless specifically stated otherwise in the Schedule related thereto. Client accepts such license and/or sublicense, as the case may be, from Broadridge and Ridge for the Software upon the terms and conditions set forth in this Master Services Agreement. Broadridge and Ridge will be responsible for obtaining and maintaining all required consents with respect to the license for the Software in this Section 8.A (License Grant), including, without limitation, responsibility for the financial costs of obtaining such consents (e.g., for third party access, use, update or relocation consents).

B.	Updates. Broadridge and Ridge agree and undertake to provide the Client with, as and when released and at no additional charges, any and all improvements, enhancements, modifications, updates, releases and revisions to the Ridge Products (as defined below), including, without limitation, customizations generally made available to Ridge’s other clients, delivered or made available by Broadridge and Ridge to Ridge’s clients generally using the Services (or applicable portion thereof) or substantially similar services. Client shall use commercially reasonable efforts to implement all improvements, enhancements, modifications, updates, releases and revisions to the Ridge Products delivered by Broadridge or Ridge to Client within forty-five (45) days after Client’s receipt thereof; provided, however, that the implementation of any such change required by the foregoing will not significantly impair use of the Services by Client or its Customers as contemplated by this Agreement. Broadridge and Ridge undertake not to modify the Ridge Products in a manner which negatively impacts use of the Ridge Products by Client or its Customers or receipt of the Services by Client or its Customers as set forth in this Agreement. Client shall not, without the prior consent of Broadridge or Ridge, which shall not be unreasonably withheld or delayed, change or otherwise modify any Software, except for Client Software (as defined below).

C.	Client Software. Upon Client’s request, Ridge shall use its commercially reasonable efforts to provide Client with custom modification to the Services, custom software programming with respect to the Software (the “Client Software”) or custom program maintenance, in which case, the terms and conditions governing such custom modification to the Services, Client Software or custom program maintenance will be set forth in the applicable Schedule or Statement-of-Work (including, without limitation, the ownership thereof and any changes therefor). Any Client Software, custom modification to the Services, custom software programming, custom program maintenance or other professional services associated with the Client Software shall be provided in a timely manner and on terms and conditions at least no less favorable then those offered to any other customer of Ridge (including, without limitation, as to priority and resource allocation).
9.	OWNERSHIP AND USE OF RIDGE PRODUCTS.
A.	Ownership. Client acknowledges that, as between Client, Broadridge and Ridge, the Ridge Products are and shall remain the exclusive and confidential property of Broadridge and Ridge. For purposes of this Agreement: “Ridge Products” means the Software and systems provided and owned by Broadridge or Ridge and used to provide the Services, the Ridge websites used to host and provide Services through the Internet and the Broadridge or Ridge processes and materials and documentation relating to such Software, Services, systems and websites, including, without limitation, (i) any modifications or enhancements made to the Software, databases that are a part of the Services, or systems used to provide the Services, (ii) any
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plans contemplating further development of the foregoing and (iii) all copyrights, patents, trade secrets and other intellectual and proprietary rights relating to all of the foregoing. Broadridge and Ridge acknowledge that, as between Client, Broadridge and Ridge, the intellectual property owned or provided by Penson or Client is and shall remain the exclusive and confidential property of Client. For the avoidance of doubt, nothing in this Agreement shall transfer, grant or provide Broadridge or Ridge or any other person with any rights in intellectual property or confidential information or proprietary rights or data or information of, or provided by, Penson or Client or any of their Affiliates or any Customers, correspondents or customers and none of such intellectual property or confidential information or proprietary rights or data or information shall be considered Ridge Products or Ridge Information.
B.	Use. Client may use the Ridge Products only in conjunction with the Services and Software. Client shall not copy, in whole or in part, the Ridge Products or related documentation, whether in the form of computer media, printed or in any other form; provided, however, that Client may make an appropriate number of copies of the Ridge Products for back-up, quality assurance, testing, archive and disaster recovery purposes only or to comply with the requirements of Governmental Authorities. Client shall not make any alteration, change or modification to any of the Ridge Products without Broadridge’s or Ridge’s prior consent in each instance, which consent shall not be unreasonably withheld or delayed. CLIENT MAY NOT RECOMPILE, DECOMPILE, DISASSEMBLE, OR REVERSE ENGINEER THE RIDGE PRODUCTS (INCLUDING, WITHOUT LIMITATION, THE SOFTWARE).

C.	Return or Destroy. Upon the later of the (a) completion of Transition Services and (b) expiration or termination of a Schedule for any reason, and subject to the terms and conditions hereof, Client shall return to Ridge or, upon Ridge’s request, use reasonable commercial efforts to destroy, all copies of the Ridge Products that are in its possession that do not relate to any other existing Schedules, except as otherwise required by applicable Law. Nothing is this Agreement will require the destruction of copies of any records or files containing information that has been created pursuant to any automated archiving or back up procedure that cannot be reasonably deleted, which records and files will continue to be subject to the confidentiality provisions herein.
10.	CONFIDENTIALITY.
A.	Definitions. In connection with this Agreement, including, without limitation, the evaluation of new services contemplated by the parties to be provided by Ridge under this Agreement, information will be exchanged between and among Broadridge, Ridge, Penson and Client. Broadridge and Ridge shall provide information that may include, without limitation, confidential information relating to the Ridge Products, trade secrets, strategic information, information about systems and procedures, confidential reports, Ridge customer information, vendor and other third party information, financial information including, without limitation, cost and pricing, sales strategies, computer software and tapes, programs, source and object codes, and other information that is provided under circumstances reasonably indicating it is confidential (collectively, the “Ridge Information”), and Penson and Client shall provide information that may include, without limitation, confidential information relating to Penson, Client or any of their Affiliates, customer information, which may include Personal Information (defined below), to be processed by the Services, and other information, including, without limitation, trade secrets, strategic information, information about systems and procedures, confidential reports, customer information, vendor and other third party information, financial information including, without limitation, cost and pricing, descriptions of Penson’s or Client’s business (including, without limitation, features of any product or service and details of implementation of any such business), sales strategies, computer software and tapes, programs, source and object codes, and other information that is provided under circumstances reasonably indicating it is confidential (“Client Information”) (the Ridge Information and the Client Information collectively referred to herein as the “Information”). Subject to the terms and conditions hereof, Personal Information that is exchanged shall also be deemed Information hereunder. “Personal Information” means personal information about an identifiable individual including, without limitation, name, address, contact information, age, gender, income, marital status, finances, health, employment, social insurance number and trading activity or history. Subject to applicable legal and regulatory requirements, Personal Information shall not include the name, title or business address or business telephone number of an employee of an organization in relation to such individual’s capacity as an employee of an organization. As between the parties hereto, the Information of each party shall remain the exclusive property of such party.
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Notwithstanding anything to the contrary, (i) Ridge Information shall not include or contain any Client Information, including, without limitation, Personal Information provided by Penson or Client, which shall remain the exclusive property of Penson or Client and (ii) Client Information shall not include or contain any Ridge Information, including, without limitation, Personal Information provided by Ridge.

B.	Obligations. Subject to the terms and conditions hereof, the receiver of Information (the “Receiver”) shall keep any Information provided by the other party (the “Provider”) strictly confidential and shall not, without the Provider’s prior consent, disclose such Information in any manner whatsoever, in whole or in part, and shall not duplicate, copy or reproduce such Information, including, without limitation, by means of photocopying or transcribing of voice recording, except in accordance with the terms and conditions of this Agreement or in connection with its receipt or provision of Services hereunder. The Receiver shall only use, copy or duplicate the Information as reasonably required to carry out the purposes of this Agreement.

C.	Disclosure Generally. Broadridge and Ridge and Penson and Client agree that the Information shall be disclosed by the Receiver only to: (i) the employees, agents and consultants of the Receiver and its Affiliates who have a “need to know” such Information in connection with Receiver’s performance or use of the Services, as applicable, and (ii) auditors, counsel, and other representatives of the Receiver and its Affiliates for the purpose of providing assistance to the Receiver in the ordinary course of Receiver’s performance or use of the Services, as applicable; in each case, who have been informed of the confidential nature of the Information and agreed to maintain the confidentiality of such Information and who have entered into a written confidentiality agreement with the Receiver on terms and conditions no less restrictive than the confidentiality terms and conditions set forth in this Agreement. The Receiver will take reasonable steps to prevent a breach of its obligations by any employee or third party. The Receiver shall be liable for any violation of this Section 10 (Confidentiality) by its employees, or any third party to whom Receiver discloses Information of the Provider.

D.	Compelled Disclosure. If the Receiver or anyone to whom the Receiver transmits the Information pursuant to this Agreement becomes compelled, in accordance with any legal or regulatory requirement, including, without limitation, the requirements of any self-regulatory organization or agency having jurisdiction over such persons or any regulations or requirements relating to fair disclosure pertaining to a party or its Affiliates, to disclose any of the Information, then the Receiver will provide the Provider with prompt notice before such Information is disclosed (or, in the case of a disclosure by someone to whom the Receiver transmitted the Information, as soon as the Receiver becomes aware of the compelled disclosure), if not legally prohibited from doing so, so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, then the Receiver will furnish only that portion of the Information which the Receiver is advised by reasonable written opinion of counsel is legally required and will exercise its reasonable efforts to assist the Provider (at Provider’s sole expense) in obtaining a protective order or other reliable assurance that confidential treatment will be accorded to the Information that is disclosed.

E.	Exceptions. Except with respect to Personal Information, nothing contained herein shall in any way restrict or impair the right of the Receiver to use, disclose or otherwise deal with:
(i)	Information which at the time of its disclosure is publicly available, by publication or otherwise, or which the Provider publicly discloses either prior to or subsequent to its disclosure to the Receiver or which is or becomes part of the public domain without breach of this Agreement by Receiver;

(ii)	Information which the Receiver can show was in the possession of the Receiver, or its parent, subsidiary or Affiliated company, at the time of disclosure and which was not acquired, directly or indirectly, under any obligation of confidentiality to the Provider;

(iii)	Information which is independently acquired or developed by the Receiver without violation of its obligations hereunder, including, without limitation, Information obtained from a third party, not known by the Receiver to have an obligation to maintain the confidentiality of such information; or
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(iv)	Information relating to this Agreement in the Receivers’ or its Affiliates’ public securities filings if the Receiver or its Affiliates shall determine that this Agreement is required to be so disclosed in accordance with applicable securities Laws or any other applicable legal or regulatory requirements.
In addition, each employee of the Receiver shall be free to use for any purpose, after termination of this Master Services Agreement, any general knowledge, skill or expertise (but which shall specifically exclude any Information) that (i) is acquired by such employee in performance of a parties obligations hereunder, (ii) remains part of the general knowledge of such employee after access to the tangible embodiment of the Provider’s Information, (iii) does not contain or include any such Information and (iv) is not otherwise specific to the Provider.

F.	Return or Destroy. Upon the later to occur of the termination of a Schedule for any reason or the completion of the applicable Transition Services, the Receiver shall return to the Provider, or use reasonable commercial efforts to destroy, any and all copies of Information of the other that are in its possession relating to such terminated Schedule, except for any copies reasonably required to maintain the Receiver’s customary archives or computer back-up procedures, and as otherwise required by applicable Law. Notwithstanding anything to the contrary, Broadridge and Ridge shall comply with Penson’s instruction relating to return or disposition of any Client Information in Broadridge’s or Ridge’s possession; provided, however, that, Ridge shall have the right to keep one (1) copy of such Information as may be reasonably required to evidence the fact that it has provided the Services to Client which records and files will continue to be subject to the confidentiality provisions herein. Client shall pay Ridge (at the rates set forth in the applicable Schedule, or, if no such rates are set forth, at Ridge’s then current charges) for Ridge’s actual time spent and incidental expenses actually incurred in connection with such return. Additionally, upon termination or expiration of a Schedule, Ridge agrees to store Client Information and other Client property for a period not to exceed twelve (12) months in a reasonable format required by Client and at Client’s reasonable cost and expense, and Ridge will continue to observe the confidentiality provisions of this Agreement with respect thereto.
11.	PERSONAL INFORMATION.
A.	Obligations. Neither Broadridge nor Ridge shall use any Personal Information of Customers or such Customer’s clients except to the extent reasonably required to carry out its obligations under this Agreement and shall only disclose Personal Information to persons who have been informed of the confidential nature of the Personal Information. Broadridge and Ridge shall have such persons sign agreements whereby they agree to keep such information strictly confidential and limit any use made of such Personal Information by such persons to those reasons for which it was explicitly disclosed. In connection with Ridge’s provision of the Services, Ridge shall comply with all privacy and data protection Laws applicable to Ridge or its performance and delivery of the Services, including, without limitation, if applicable, the EU Data Protection Directive and EU Member State implementing laws, including, without limitation, EU laws that apply to cross-border data transfers and corresponding Laws in the Territories. Broadridge and Penson agree that where, in order to receive Services under this Agreement, a Client Local Affiliate in the European Economic Area (“EEA”) or Canada will need to transfer data to Ridge in a country not ensuring an adequate level of data protection, in accordance with EU Laws or Canadian Laws, the applicable Client Local Affiliate and Ridge Local Affiliate will enter into the European Commission’s approved data export clauses for data controller/data processor exports (version 2001) as soon as practicable (and in any event within thirty (30) days) after the date that the need for such transfer of data is first identified by the parties. For avoidance of doubt, Broadridge and Penson understand and acknowledge that these obligations are in addition to the privacy and security obligations specified in this Agreement.

In addition, Ridge shall have obligations with respect to Compliance Directives that relate to privacy and data protection Laws as set forth in Section 16.C (Compliance Directives) below. Broadridge and Ridge agree to (and as long as legally permitted) comply with Penson’s commercially reasonable requests in connection with the treatment, handling and disclosure of Personal Information made available to Ridge by Client, including, without limitation, any information relating to Customers.
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In addition and notwithstanding anything to the contrary herein or otherwise, with respect to Personal Information provided or otherwise made available to Broadridge or Ridge by Penson, Client or Client’s Affiliates and Customers, Broadridge and Ridge agree:

(i) not to use the Personal Information for any purposes other than those related to the performance of Broadridge’s or Ridge’s obligations under this Agreement;

(ii) to promptly forward any individual’s request for access to Personal Information to Penson and Client, and to reasonably co-operate with Penson or Client (at Penson’s or Client’s expense) in responding to such access request, including, without limitation, providing information regarding the use and disclosure of such Personal Information by Broadridge or Ridge;

(iii) to promptly notify Penson and Client of any complaints received or any notices of investigation or non-compliance from any Governmental Authority related to the collection, use or disclosure of Personal Information, and to reasonably co-operate with Penson and Client and reasonably assist in any such investigation, all at Penson’s and Client’s expense;

(iv) that as between Penson and Client and Broadridge and Ridge, Penson and Client are and remain the exclusive owners of all right and title in and to the Personal Information and shall be and remain in complete control of the collection, use and disclosure of the Personal Information. No access to or custody over Personal Information by Broadridge or Ridge or other persons as permitted in this Agreement shall be construed in any manner as providing control, power, authority or any other rights with respect to such Personal Information. Control of all Personal Information is vested solely in Penson and Client and their permitted assigns and nothing in this Agreement shall in any way be construed to grant control of the Personal Information to Broadridge and Ridge, or any subsidiary, Affiliate, subcontractor or third party except to the extent expressly permitted by this Agreement. Broadridge and Ridge shall at all times adhere to the written directions of Client (and its assignees) with respect to the Personal Information, so long as such written directions are lawful. Under no circumstances shall Broadridge or Ridge enter into any relationship, contractual or otherwise, with another person (other than regulatory authorities, or as required by applicable Law or the order of any court) involving sharing or access to the Personal Information, except as set out in this Agreement or approved by Penson or Client in advance; and

(v) upon the expiration or termination of a Schedule or upon Penson’s or Client’s request, to cease any and all use of the Personal Information and other data of Customers or any Affiliates’ customers and their respective clients disclosed under such Schedule and all copies thereof, and return same to Penson or Client or destroy same in a manner designated by Penson or Client or otherwise agreed by the parties, except that Ridge may retain one (1) copy for legal and audit purposes provided such copy is protected as Personal Information and confidential information in accordance with this Agreement.

B.	Security Measures. In connection with providing the Services, Broadridge and Ridge shall (i) establish, implement and maintain commercially reasonable measures to protect the security, confidentiality and integrity of Personal Information of Penson’s or Client’s customers against anticipated threats, unauthorized access, disclosure or use, and improper disposal and (ii) provide Penson or Client with information regarding such security measures upon the reasonable request of Penson or Client.

C.	Security Breaches. Each party shall promptly provide the other party with notice of (i) any disclosure, access to or use of any Personal Information relating to such other party’s customers or employees in breach of this Master Services Agreement and (ii) any unauthorized intrusion into systems containing such other party’s Personal Information. The party who had possession or control of the applicable Personal Information at the time of the breach or intrusion shall at its cost and expense (1) investigate and respond to, and remediate the effects of, the breach or intrusion in accordance with applicable Laws and such party’s own policies and procedures, and using commercially reasonable efforts and (2) provide the other party with assurance reasonably satisfactory to such other party that such breach or intrusion shall not recur. The response and remediation required under the preceding sentence may include, to the extent applicable, (A) developing and delivering legal notices required by any applicable Laws, (B) making available a toll free telephone number or numbers (or where not available, a dedicated telephone number or numbers) where
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affected individuals may receive individual specific assistance and information relating to the breach or intrusion and (C) providing free credit reports, and/or credit monitoring/repair services for affected individuals for the longer of one (1) year or the period required by applicable Laws following the announcement or disclosure of the breach or intrusion or notice to the affected individuals. Client shall have the right to participate in any security investigation relating to the Personal Information of any customer of Penson or Client. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither party shall be precluded from immediately pursuing any rights or remedies it may have under or relating to privacy, security or confidentiality.
12.	DATA SECURITY AND ACCESS.
A.	Data Security Measures. Broadridge and Ridge will maintain commercially reasonable security measures, including, without limitation, without limitation those described in Exhibit B (Ridge Data Security Measures) attached hereto, designed to ensure that access to the Penson or Client files is available only to Penson or Client and those entities that process information contained in the Penson or Client files in order for Ridge to execute the Services (e.g., Canadian stock exchanges, clearing agencies, NYSE and DTC). Subject to the foregoing and Section 16 (Laws and Governmental Regulations), Broadridge and Ridge reserve the right to issue and change procedures from time to time to improve file security. Broadridge or Ridge, as applicable, will notify Penson or Client, as applicable, prior to making any such changes and obtain Penson’s or Client’s prior consent (which consent shall not be unreasonably withheld) with respect to the change only if such consent is required by Law.

B.	Loss or Alteration. Broadridge and Ridge will take commercially reasonable precautions to prevent the loss of or alteration of the Penson and Client files retained by Broadridge and Ridge which shall include commercially reasonable data back-up procedures. Penson and Client will keep copies of the source documents of the Penson and Client files delivered to Broadridge or Ridge and will maintain procedures external to the Broadridge and Ridge systems for the identification of such losses and for the reconstruction of lost or altered Penson and Client files, to the extent deemed necessary by Penson and Client.

C.	Audits. Ridge’s practices relating to audits of the Services shall be set forth in the Schedule relating to such Services. Except as otherwise provided in the applicable Schedule relating to specific Services, Ridge shall have an independent third party audit performed annually describing Ridge’s security and control policies and procedures with respect to the Services consistent with past practices.

D.	Personnel. Ridge personnel and contactors performing services at any Client location will observe and comply with Client’s security procedures, rules, regulations, policies, working hours and holiday schedules of which they have actual notice and Ridge will use its commercially reasonable efforts to minimize any disruption to Client’s normal business operations while performing services at any Client location.

E.	Security Breaches. Broadridge and Ridge shall promptly provide Penson or Client, as applicable, with notice of any breach of data security involving Penson or Client files or Information, as applicable, in the possession of Broadridge or Ridge or any of their Affiliates or subcontractors and shall at its cost and expense (1) investigate and respond to, and remediate the effects of, the security breach in accordance with applicable Laws and Broadridge’s and Ridge’s policies and procedures, and using commercially reasonable efforts, (2) provide Penson and Client with assurance reasonably satisfactory to such other party that such breach or intrusion shall not recur, (3) promptly furnish to Penson and Client full details that Broadridge or Ridge has or may obtain regarding such unauthorized access and use reasonable efforts to assist Penson and Client in investigating or preventing the reoccurrence of any such access and (4) cooperate with Penson and Client in any litigation and investigation against third parties deemed reasonably necessary by Penson and Client to protect its rights.

F.	Ownership and Access to Client Data. As between Penson and Client and Broadridge and Ridge, Penson and Client shall own all right, title and interest in and to all Client Information, files and data, including, without limitation, any and all Client Information, files or data resulting from the performance of the Services. Penson and Client shall at all times have the right to access and use the Client Information, files and data. Broadridge and Ridge shall deliver Client Information, files and data, or cause the same to be delivered to Penson and Client, upon demand in accordance with Attachment B (Service Bureau and
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Operations Support Services Price Schedule) to the applicable Schedule or as otherwise agreed by the parties, and upon the later of the expiration or termination of the applicable Schedule or the completion of the Transition Services (at Ridge’s cost). Broadridge and Ridge shall deliver such Information, files and data in the format and on the media in use as of the date of the demand or time of required delivery, as applicable.
13.	WARRANTY.
A.	Conformance with Specifications. Broadridge and Ridge warrant to Penson and Client that the Services, the Software and the Client Software, if any, will conform to their respective functional and technical specifications. Such specifications are subject to amendment by mutual agreement, from time to time, in which case the Services, Software and Client Software will conform to their respective modified functional and technical specifications; provided, however, that any such amendment shall not significantly impair or reduce the functionality of the Services or Client’s use of such Services. This warranty shall not extend to Software or Client Software to the extent that the failure to perform is caused by an alteration or modification by anyone other than Broadridge or Ridge or their agents or otherwise authorized by Broadridge or Ridge or their agents.

B.	Right to Furnish. Penson and Client represent and warrant to Broadridge and Ridge that they have the right to furnish the Client Information and any other materials provided to Broadridge and Ridge in connection with Broadridge and Ridge performing their obligations as contemplated herein and in the Schedules (neither Penson nor Client shall be deemed to have furnished to Broadridge or Ridge any Client Information relating to any of the Assigned Contracts (as defined in the Asset Purchase Agreement) as of the Effective Date). Broadridge and Ridge represent and warrant to Client that they have the right (including, without limitation, under the Assigned Contracts) to provide the Services, Software, Ridge Information and any other services provided to Penson and Client under this Agreement in connection with Broadridge and Ridge performing its obligations as contemplated herein and in the Schedules.

C.	Professional Performance. Ridge warrants to Client that the Services shall be performed in a diligent, professional and workmanlike manner and by competent and skilled personnel duly qualified to carry out their responsibilities required for the applicable service.

D.	Viruses. Broadridge and Ridge represent, warrant, and covenant to Penson and Client that they shall use their commercially reasonable efforts to ensure that the Software does not include, and it shall use commercially available virus scanning software to detect the inclusion of, any computer code, program, or programming device designed to disrupt, modify, delete, damage, deactivate, disable, harm, or otherwise impede the operation of the Software, or any other associated programs, firmware, hardware, computer system, or network (sometimes referred to as “Trojan horses,” “viruses,” or “worms”), or any other similar harmful, malicious, or hidden procedures, routines, or mechanisms that would intentionally cause such Software to cease functioning or to damage or corrupt data, storage media, programs, equipment, or communications, or otherwise interfere with Penson’s or Client’s operations (collectively, “Destructive Elements”). If Broadridge or Ridge detect any such Destructive Elements in the Software, Broadridge or Ridge agree to eliminate such Destructive Elements as promptly as reasonably practicable and shall notify Penson and Client thereof as soon as possible.

E.	No Conflict with Assigned Contracts. Broadridge and Ridge represent and warrant to Penson and Client that the transactions contemplated by this Agreement (including, without limitation, the performance of the Services by Ridge in accordance with the provisions of this Agreement), do not conflict with or violate, or otherwise result in a breach of, the provisions of any of the Assigned Contracts. Broadridge and Ridge represent, warrant and covenant to Penson and Client that they shall not implement any changes to the Services that will, or will be likely to, result in a breach under any of the Assigned Contracts.

F.	Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN THIS MASTER SERVICES AGREEMENT OR ANY SCHEDULE, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
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14.	INDEMNITY.
A.	Broadridge Indemnity. Broadridge shall indemnify, defend and hold harmless Penson and its Affiliates and its and their respective directors, officers, employees, agents, successors and permitted assigns (“Client Indemnitees”) from and against any and all losses, damages, liabilities, demands, claims, actions, proceedings and related expenses (including, without limitation, reasonable attorneys’ fees and expenses) (referred to collectively hereinafter as “Losses”) incurred by Client Indemnitees arising out of or resulting from third-party claims related to:
(i)	any infringement by the Services or the Software of any patent, copyright, trademark, service mark, trade secret or other intellectual property rights in the Territories (“Intellectual Property Right”) of any third party. With respect to claims under this Subsection (i), if Client is enjoined or otherwise prohibited from using the Services or such Software, Broadridge or Ridge shall, at their sole expense and at their option, (a) procure for Client the right to continue using the Services or such Software, or (b) substitute a non-infringing version of the services or such Software so that the Services or such Software becomes non-infringing and still conforms in all material respects to its applicable functional and technical specifications or any documentation provided hereunder, or, if neither of the foregoing options is available in a commercially reasonable solution, then Ridge may terminate the infringing Services and/or Software and eliminate the charges for the terminated Services and/or Software and if Ridge elects to terminate such Services or Software, and as a result of such termination, the Services and/or Software under the applicable Schedule are adversely affected in a material manner, then Client may terminate the applicable Schedule. Notwithstanding the foregoing, Broadridge or Ridge shall have no liability for any claims of infringement of any Intellectual Property Right to the extent such infringement is caused by (x) Client’s use of the Software in combination with software, data or services not supplied by Broadridge or Ridge as part of this Agreement or otherwise authorized by Broadridge or Ridge, or (y) any modification or attempted modification of such Software made by anyone other than Broadridge or Ridge or its agents or without Ridge’s or its agents’ authorization;

(ii)	Broadridge or Ridge’s failure to comply with any Ridge Laws;

(iii)	any fines or penalties assessed by any Governmental Authority resulting from the implementation of any change by Ridge or the establishment of any new or modified rule by Ridge for which Ridge is responsible under Section 16.F (Implementation of Changes in Laws) below;

(iv)	physical injury to persons or tangible personal property caused by the fault or negligence of Broadridge’s or Ridge’s officers, employees, agents, or representatives;

(v)	any claim or assertion by any of the individuals performing the Services including, without limitation, any claim or assertion that Client Indemnitees should be deemed the “employer” or “joint employer” of any of the individuals performing Services under this Agreement, but excluding any claim or assertion that is the subject of Penson’s indemnification obligation under Section 14.B(ii) or Section 14.B(iii) below; or

(vi)	any claims brought against Penson or Client by Ridge’s suppliers arising from or related to Ridge’s provision of providing the Services hereunder, but excluding any claim or assertion that is the subject of Penson’s indemnification obligation under Section 14.B(iii) below.
B.	Penson Indemnity. Penson shall indemnify, defend and hold harmless Broadridge and its Affiliates and its and their respective directors, officers, employees, agents, successors and permitted assigns (“Ridge Indemnitees”) from and against any and all Losses incurred by Ridge Indemnitees arising out of or resulting from any third-party claims related to:
(i)	Data or information provided by Penson or Client so long as such claims relate to the data or information at the time they were initially provided to Broadridge or Ridge by Penson or Client and in the form they were initially provided to Broadridge or Ridge by Penson or Client;
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(ii)	Penson or Client’s failure to comply with any Client Laws;

(iii)	physical injury to persons or tangible personal property caused by the fault or negligence of Penson’s or Client’s officers, employees, agents or representatives;

(iv)	any Customer Dispute (as defined below) with respect to the Services, except to the extent that such Customer Dispute arise from (a) Broadridge or Ridge’s gross negligence, willful misconduct or fraud; (b) a Ridge operational error for which Ridge is responsible under Section 15.B (Historical Losses) (below); (c) a claim for which Penson or Client is indemnified under Section 14.A (Ridge Indemnity); or (d) a matter that would give rise to an indemnification obligation of Broadridge or Ridge under the Asset Purchase Agreement. For purposes of the forgoing, a “Customer Dispute” shall mean any error, controversy, dispute or discrepancy between Penson or Client and any of its Customers, any Customers’ accounts, any counterparty to a transaction by Penson or Client, and any of its correspondents or any of their Customers or related to the Customers or any Customers accounts or clearing broker proprietary accounts;

(v)	any claims brought against Broadridge or Ridge by Client’s suppliers arising from or related to Ridge’s provision of the Services hereunder, but excluding any claim or assertion that is the subject of Broadridge’s indemnification obligation under Section 14.A(iv) above; or

(vi)	Penson or Client exercising its right to directly, or through an agent, take control of a Service pursuant to Section 19.O (Step In Rights) below.
C.	Indemnity Procedures. A party seeking indemnity under this Section 14 (Indemnity) shall: (i) promptly after receiving notice of the commencement of a claim or litigation for which indemnity may be sought under this Section 14 (Indemnity), give the indemnifying party prompt notice thereof, together with any and all documentation received related to such claim or litigation; (ii) give the indemnifying party full control over the defense and settlement of any claim or litigation for which indemnification is sought under this Section 14 (Indemnity), except to extent such claim involves a proceeding with any Governmental Authority or action by or against any customer of Penson or Client; and (iii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, to facilitate the defense or settlement of any such claim or litigation; provided, however, that a failure to comply with the foregoing procedures shall relieve the indemnifying party from its obligation to indemnify solely to the extent that such failure results in prejudice to the indemnifying party. The party seeking indemnification may participate in the defense or negotiations at its own expense to protect its interests, except to extent such claim involves a proceeding with any Governmental Authority or action by or against any customer of Penson or Client. The indemnifying party shall not enter into any settlement agreement that impairs the rights or expands the obligations or admits wrongdoing of the party seeking indemnification without the prior consent of such party; provided, however, that the indemnifying party may settle any claim or cause of action to the extent such claim seeks monetary damages if the indemnifying party agrees to pay such monetary damages and that the other party to this Agreement is not required to admit wrongdoing or is not otherwise negatively impacted by the settlement of such claim or cause of action.
15.	LIMITATION OF LIABILITY.
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16.	LAWS AND GOVERNMENTAL REGULATIONS.
A.	Client Laws. As used in this Agreement, “Client Laws” means (a) SARBOX (defined below) and other similar Laws that govern the maintenance and assessment of a company’s internal financial auditing controls, in each case as applicable to Penson or Client, (b) Laws specifically promulgated for implementation by companies in the business of providing correspondent clearing services to brokers, dealers or other financial intermediaries, whether on a fully-disclosed or omnibus basis, including, without
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limitation, services subject to FINRA Rule 3230, NYSE Rule 382 or comparable rules or laws of any other Governmental Authority, (c) Laws that pertain to the operation of the business of Penson or Client, (d) privacy and data protection Laws that are applicable to Penson or Client or Client’s receipt or use of the Services or the performance of its obligations under this Agreement and (e) Laws that are specifically applicable to the receipt and use of the Services by Client. Penson and Client shall comply with all Client Laws in connection with Client’s receipt and use of the Services and the performance of their obligations under this Agreement; provided, however, that nothing herein shall excuse or otherwise limit the responsibilities of Broadridge or Ridge pursuant to this Agreement. As used herein, the term “SARBOX” means the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder (as enacted, promulgated and amended from time to time).

B.	Ridge Laws. As used in this Agreement, “Ridge Laws” means (a) Laws that pertain to the operation of Broadridge’s or Ridge’s business by Broadridge or Ridge; (b) Laws that regulate Broadridge or Ridge in their capacity as a provider of the Services; or (c) privacy and data protection Laws applicable to Broadridge or Ridge or their performance and delivery of the Services or the performance of their obligations under this Agreement. In connection with their performance and delivery of the Services and their performance of their obligations under this Agreement, Broadridge and Ridge shall comply with all applicable Ridge Laws. If Broadridge or Ridge becomes aware of its non-compliance with any Ridge Law, to the extent such non-compliance impacts the Services or the Agreement, Broadridge and Ridge shall promptly notify Penson and Client. Unless such non-compliance is caused by Penson or Client, Broadridge or Ridge shall promptly implement such changes as may be necessary to correct such non-compliance at Broadridge’s or Ridge’s sole cost and expense.

C.	Compliance Directives. From time to time Penson or Client may request Ridge as to the manner in which Ridge should implement compliance with any Client Laws and as to any changes in Ridge’s rules, policies, procedures or processes relating to such compliance that Penson or Client instructs Ridge to make (each, a “Compliance Directive”). Ridge is authorized to act and rely on, and shall promptly implement, each Compliance Directive in the performance and delivery of the Services including, without limitation, required changes to the Software and Ridge Products, in accordance with the Change Control Procedures applicable to Mandatory Changes.

D.	Changes in Laws. Each party shall identify and notify the other party of any change in any Ridge Law or Client Law, as applicable, that affect the delivery, receipt or use of Services of which it may become aware.

E.	Financial Responsibility for Changes to the Services. To the extent that at least fifty percent (50%) of the Ridge clients in the applicable Territory receiving the Services request that Ridge make a change to the Services as a result of a new or modified Law or a change in Law that affect Ridge’s clients or Penson’s clients, Ridge shall make such change to the Services to ensure compliance with such new Law or such change in Law at no additional charge to Client. In the event that (a) Penson or Client requests that Ridge make such a change and (b) the Steering Committee does not agree that such change is required for regulatory compliance purposes, then Ridge shall make such change, at Penson’s or Client’s cost and expense as determined pursuant to the Change Control Procedures set forth in Section IV (Change Control) of Exhibit C (Governance Structure); provided, however, that in the event (i) the Steering Committee subsequently requests that Ridge make such change or (ii) at least fifty percent (50%) of the Ridge clients in the applicable Territory receiving the Services request such change, in each case, within twelve (12) months after Penson’s or Client’s request for such change, Ridge shall credit Penson or Client such costs and expenses paid to Ridge by Penson or Client for such change.

F.	Implementation of Changes in Laws. Notwithstanding anything to the contrary in this Agreement,
(i)	if Ridge implements a change to the Services pursuant to Section 16.C (Compliance Directives) or Section 16.E (Financial Responsibility for Changes to the Services) and Ridge fails to implement such change in accordance with the written instructions of Penson or Client or the Steering Committee (as applicable) for such change or implements such change in the production environment prior to Penson’s, Client’s or the Steering Committee’s (as applicable) written acceptance of the implementation of the change, then in accordance with Section 14.A(iii) Ridge shall be liable for any fines or penalties
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assessed against Penson, Client or any of its Affiliates by a Governmental Authority to the extent resulting from Ridge’s implementation of the change;
(ii)	if Ridge implements a change to the Services and Ridge implements such change in the production environment without Penson’s, Client’s or the Steering Committee’s (as applicable) written acceptance of the implementation of the change, then in accordance with Section 14.A(iii) Ridge shall be liable for any fines or penalties assessed against Client or any of its Affiliates by a Governmental Authority to the extent resulting from Ridge’s implementation of the change; or

(iii)	if Ridge establishes a new or modified rule relating to the use of the Services that is inconsistent with or violates any applicable Law, then in accordance with Section 14.A(iii) Ridge shall be liable for any fines or penalties assessed against Penson, Client or any of their Affiliates by a Governmental Authority to the extent resulting from Ridge’s establishment of such new or modified rule.
G.	Services in Violation of Laws. Subject to the provisions hereof, if providing any of the Services to Client hereunder is determined or adjudicated, by any court or Governmental Authority having jurisdiction (by a binding final ruling or order), to constitute a violation of any material Laws or governmental regulations, Ridge shall use commercially reasonable efforts to modify the relevant Services in order to make such Services compliant with the relevant Laws or regulations without material loss of functionality or performance. Where making such Services compliant with such Laws or regulations is not possible, Ridge or Client may, upon reasonable notice to the other party, terminate the provision of such Services, and in any such case, Ridge agrees to provide a refund to Client of any fees paid in advance by Client for such Services, and the applicable Schedule shall be deemed terminated or amended to eliminate such Services and the fees adjusted accordingly.

Client shall have the right to terminate the applicable Schedule if Client’s primary regulators in the applicable Territory prohibit or deny approval, in a final written ruling or order, for Client to receive the Services from Ridge. Any such termination shall be on a “no fault” basis and for greater certainty, Client will have no obligation to pay any termination charges, liquidated damages or other damages or sums set forth hereunder as a result of such termination. For the avoidance of doubt, Client shall be responsible for any use it may make of the Services to assist it in complying with Client Laws, provided, however, that Broadridge and Ridge shall remain responsible for the performance of their obligations under this Agreement, including, without limitation as provided in Section 16.F (Implementation of Changes in Laws).
17.	NON-COMPETITION AND NON-SOLICITATION.
A.	Non-Competition.
(i)	During the Term and for one (1) year following the expiration or termination thereof (including, without limitation, any Transition Period), unless terminated by Broadridge for Penson’s or Client’s breach of this Agreement, neither Broadridge nor any of its Affiliates shall, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an advisor, partner, agent, representative, consultant or otherwise with or use or permit its name, trade name, service name or service mark to be used in connection with, any Restricted Client Business (defined below).

As used herein, the term “Restricted Client Business” means correspondent clearing services including, without limitation, with respect to (a) correspondent clearing services subject to FINRA Rule 3230, NYSE Rule 382 or comparable rules of any other Governmental Authority or (b) any business or enterprise involving or engaged in the business as a broker or dealer or future commissions merchant in providing securities, futures, commodities or foreign exchange transaction execution, clearance, settlement or financing (including, without limitation, margin and portfolio margining) to brokers, dealers, other professional traders or financial intermediaries, or customers.

(ii)	It is recognized by Broadridge that the Restricted Client Business as engaged in by Penson, Client and their Affiliates is and will continue to be international in scope, and that geographical limitations on
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this non-competition covenant (and the non-solicitation covenant set forth in Section 17.B (No Solicitation) below) are therefore not appropriate.

(iii)	The restriction in Section 17.A(i), however, shall not be construed to prohibit Broadridge or any of its Affiliates from:
(a)	conducting or engaging in Model A Clearing services in the U.K., where Broadridge or any of its Affiliates provides, or will provide simultaneously therewith, processing services to the same client or its affiliates in at least one (1) other country;

(b)	maintaining a broker-dealer for purposes other than to provide Restricted Client Business; and

(c)	owning not more than 5% of any class of securities of any corporation which is engaged in the Restricted Client Business having a class of securities registered pursuant to the Securities Exchange Act of 1934 as amended from time to time (the “Exchange Act”); provided, however, that such ownership represents a passive investment and that neither Ridge nor any of its Affiliates nor any group of persons including, without limitation, Ridge or any of its Affiliates in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business other than exercising its rights as a shareholder, or seeks to do any of the foregoing.
(iv)	The parties acknowledge and agree that the agreements and covenants set forth in this Section 17.A (Non-Competition) are: (a) necessary to protect the legitimate business interests of Penson, Client, Broadridge and Ridge, (b) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of either party than is reasonably necessary to protect such legitimate business interests of Penson, Client, Broadridge and Ridge and (c) reasonable in light of the consideration and other value provided under the Asset Purchase Agreement and this Agreement.

(v)	The parties acknowledge that (a) the foregoing agreements and covenants are an essential element of this Agreement between the parties, (b) that the foregoing agreements and covenants are a key part of the overall consideration in connection with this Agreement and (c) that in the absence of such limitations the terms and conditions set forth in this Agreement would be substantially different.

(vi)	The parties hereby waive any and all right to, contest the validity of any agreement or covenant in Section 17.A(i) above, including, without limitation, the breadth of its geographic or business coverage or the length of its term, without first procuring an unqualified opinion from a law firm with attorneys licensed to practice in the applicable geographic area stating that such agreement or covenant is unenforceable in such geographic area.

(vii)	If, notwithstanding the foregoing, any of the above agreements and covenants in Section 17.A(i) (or any items or elements thereof) are held to be unreasonable, invalid, or otherwise unenforceable, in whole or in part, Penson, Client, Broadridge and Ridge each agree that any court or authority so finding will have the authority to reform, redraft, blue pencil or otherwise modify any and all portions ruled to be unreasonable, invalid or unenforceable, whether as to time, scope, geography or otherwise, so that the covenant or covenants, as so reformed, will be applicable and enforceable to the fullest extent allowed by Law. The agreements and covenants contained in Section 17.A(i) and each provision thereof are severable and distinct agreements, covenants and provisions. The invalidity or unenforceability of any such agreement, covenant or provision as written shall not invalidate or render unenforceable the remaining agreements, covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such agreement, covenant or provision in any other jurisdiction. The existence of any claim or cause of action by a party against another (or any of its respective Affiliates) will not constitute a defense to the enforcement by a party of such agreements, covenants or provisions.
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B.	No Solicitation.
(i)	During the Term, neither Broadridge nor any of its Affiliates shall, either directly or indirectly, (a) call on or solicit or entice, or attempt to solicit or entice, any person, firm, corporation or other entity who or which at any time during the Term is a customer or client, or potential customer or client, of Penson or any of its Affiliates with respect to the provision of the Restricted Client Business, (b) influence, or attempt to influence, any person, firm, corporation or other entity who or which at any time during the Term was or is a customer or client of Penson or any of its Affiliates to stop doing business with Penson or any of its Affiliates in connection with the Restricted Client Business (except that Broadridge may take such actions with respect to clients or customers of Penson or any of its Affiliates who have initiated contact with Broadridge or one of its Affiliates for business other than the Restricted Client Business) or (c) influence, or attempt to influence, any person, firm, corporation or other entity who or which at any time during the Term was or is a customer or client, or potential customer or client, of Penson or any of its Affiliates to do business with a competing entity to provide the Restricted Client Business. The restriction in this Section 17.B(i) shall not be construed to prohibit Broadridge or any of its Affiliates from continuing to call on solicit any person, firm, corporation or other entity who or which was the subject of active calls or solicitation by Broadridge or one of its Affiliates during the six (6) month period immediately prior to the Effective Date.

(ii)	During the Term, neither Penson nor any of its Affiliates shall, either directly or indirectly, (a) call on or solicit or entice, or attempt to solicit or entice, any person, firm, corporation or other entity who or which at any time during the Term is a customer or client, or potential customer or client, of Broadridge or any of its Affiliates with respect to the provision of transaction processing or outsourcing business by Broadridge or its Affiliates, (b) influence, or attempt to influence, any person, firm, corporation or other entity who or which at any time during the Term was or is a customer or client of Broadridge or any of its Affiliates to stop doing business with Broadridge in connection with the transaction procession or outsourcing business by Broadridge or its Affiliates or (c) influence, or attempt to influence, any person, firm, corporation or other entity who or which at any time during the Term was or is a customer or client, or potential customer or client, of Broadridge or any of its Affiliates to do business with a competing entity to provide the transaction processing or outsourcing business by Broadridge or its Affiliates. The restriction in this Section 17.B(ii) shall not be construed to prohibit Penson or any of its Affiliates from continuing to call on solicit any person, firm, corporation or other entity who or which was the subject of active calls or solicitation by Penson or one of its Affiliates during the six (6) month period immediately prior to the Effective Date.
C.	Equitable Remedies. In the event of a breach or a threatened breach by either party of any of the provisions of Section 17.A (Non-Competition) or Section 17.B (No Solicitation), each party acknowledges that the other party will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to obtain, and, therefore, will not have an adequate remedy available at law. Accordingly, the non-breaching party will be entitled to obtain such injunctive relief or other equitable remedy, without the necessity of posting bond therefor, from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing will be in addition to any other rights the non-breaching party may have at law or in equity, including, without limitation, the right to sue for damages.
18.	TERMINATION.
A.	[****]

B.	[****]

C.	Insolvency. This Master Services Agreement or the applicable Schedule shall terminate immediately upon the occurrence of any of the following events:
(i)	(a) a party applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets, or such a receiver, trustee or liquidator is appointed for the other party; (b) a party has filed against it an involuntary petition for bankruptcy that has not been dismissed within
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sixty (60) days thereof, or files a voluntary petition for bankruptcy or a petition or answer seeking reorganization; (c) a party admits in writing its inability to pay its debts as they mature; or (d) a party makes an assignment for the benefit of creditors; or
(ii)	a party becomes subject to a consent decree, settlement agreement, enforcement decision, stipulation, letter of acceptance, waiver and consent, or other order from a governmental regulatory body, self-regulatory organization, exchange, or other financial services regulatory or self-regulatory authority that makes it impossible or impractical for Broadridge or Ridge to perform or Penson or Client to receive the Services.
D.	Force Majeure Event. Penson may terminate a Schedule upon notice to Broadridge in the event a Force Majeure Event (as defined below) continues to prevent the performance of the Services under such Schedule for more than a period of thirty (30) days.

E.	[****]

F.	[****]

G.	Termination Relating to Service Levels. Notwithstanding anything to the contrary, the Service Level Agreement shall specify mutually agreed-to termination rights with respect to Service Level failures.

H.	Additional Termination Rights. Penson’s termination rights described herein are in addition to, and shall not limit, the termination rights of the applicable Client Local Affiliate in the applicable Schedule.

I.	[****]

J.	Termination Fees. Except as set forth in Sections IV.B (Client Local Affiliate’s Termination) of any Schedule, no termination fees or termination charges of any type shall be payable by Penson or Client to Broadridge or Ridge in connection with the expiration or any termination of this Master Services Agreement or Schedule in whole or by service.

K.	Survival. Upon expiration or termination of this Master Services Agreement, the following sections shall survive: 1.A (ii) (Services Schedules), 1.B (Certain Defined Terms)), 2.B (Transition Services), 3 (Charges) (with respect to periods to and including the effective date of expiration or termination), 5 (Communications Lines and Equipment), 9.A (Ownership), 9.C (Return or Destroy), 10 (Confidentiality), 11 (Personal Information), 12 (Data Security and Access), 14 (Indemnity), 15 (Limitation of Liability), 16 (Laws and Governmental Regulation), 17.A (Non-Competition), the last sentence of Section 18.B (Client’s Material Breach), 18.K (Survival), 18J (Termination Fees), 19 (General) and any additional provisions of this Master Services Agreement and a Schedule that by their nature continue to survive any expiration or termination of this Master Services Agreement or such Schedule.

L.	Failure to Close Asset Purchase Agreement. The Agreement shall terminate automatically without payment of any termination fees or termination charges by either party pursuant to this Agreement in the event the Asset Purchase Agreement is terminated in accordance with its terms.
19.	GENERAL.
A.	No Inducements. Each party acknowledges that it has not been induced to enter into this Master Services Agreement or any of the Schedules by any representation or warranty not set forth in this Master Services Agreement or the Schedules.

B.	Assignment. Neither this Master Services Agreement or any Schedule, nor any of the rights, duties or obligations hereunder, may be delegated or assigned by a party hereto or thereto without the prior consent of the other party hereto except to an Affiliate or as part of any corporate reorganization, including, without limitation, any merger, consolidation acquisition or amalgamation in which all or substantially all of its
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assets or equity ownership are transferred or as part of any sale of all or substantially all of the capital stock or assets.

This Master Services Agreement and each Schedule shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns.

C.	Severability. If any provision of this Agreement (or any portion hereof) is held to be invalid, illegal or unenforceable, then the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

D.	Notices. All notices, consents, approvals, agreements, authorizations, acceptances, rejections, requests and waivers under this Agreement must be in writing and shall be forwarded by registered or certified mail or nationally recognized overnight courier and sent to Broadridge, Ridge, Penson and Client at the addresses set forth on the first page of this Master Services Agreement or to any other address designated in writing hereafter. In the case of notices to Penson or Client, Attention: President, with a copy to Penson Financial Services, Inc, 1700 Pacific Ave., Ste. 1400 Dallas, TX 75201, Attention: General Counsel. Any notice to Broadridge or Ridge shall be sent Attention: President, with a copy to Ridge Clearing & Outsourcing, Inc., 1981 Marcus Avenue, Lake Success, New York 11042, Attention: General Counsel.

E.	Headings. The headings in this Master Services Agreement and the Schedules are intended for convenience of reference and shall not affect their interpretation.

F.	Counterparts. This Master Services Agreement and any Schedule may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Master Services Agreement and any Schedule may be executed by facsimile signature.

G.	Equitable Relief. In the event of a breach or a threatened breach by either party or any of its Affiliates of any of the provisions of Section 7.A (Use of the Service), Sections 9 (Ownership and Use of Ridge Products), 10 (Confidentiality), 11 (Personal Information) or 17 (Non-Competition and Non-Solicitation), each party acknowledges that the other party may suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to obtain, and, therefore, may not have an adequate remedy available at law. Accordingly, the non-breaching party will be entitled to seek to obtain such injunctive relief or other equitable remedy, without the necessity of posting bond therefor, from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing right will apply without having to follow any dispute resolution process or procedure set forth elsewhere in this Agreement. The foregoing will be in addition to any other rights the non-breaching party may have under this Agreement, at Law or in equity, including, without limitation, the right to sue for damages or terminate this Agreement.

H.	Governing Law. This Master Services Agreement and the Schedules shall be governed by, and construed and enforced in accordance with, the Laws of New York applicable to agreements wholly to be executed and to be performed therein.

I.	Independent Contractor. Broadridge and Ridge are independent contractors and their personnel are not Penson’s or Client’s agents or employees for federal, provincial, or local tax purposes or any other purposes. Broadridge and Ridge, and not Penson or Client, are solely responsible for the compensation of personnel assigned to perform Services hereunder, and payment of worker’s compensation, disability, and other similar benefits, unemployment and other similar insurance, for withholding income and payroll taxes and for verifying the work eligibility of each person performing services hereunder.

J.	Relationship of Parties. Nothing contained in this Master Services Agreement or any Schedule, nor shall any activity hereunder, create a general or limited partnership, association, joint venture or agency relationship between Penson and Broadridge or the applicable Client Local Affiliate and Ridge Local Affiliate.
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K.	Cumulative Remedies; Waiver. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Subject to Section 18.I (Timely Exercise of Termination Rights), the waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement.

L.	Third-Party Beneficiaries. This Master Services Agreement is by and between Broadridge and Penson only (and the Schedules are by and between the applicable Ridge Local Affiliate and the applicable Client Local Affiliate only) and, except as otherwise provided in Sections 14 (Indemnity) and 15 (Limitation of Liability), above, is not intended to confer and shall not confer any benefits or rights upon any other persons not expressly made parties hereto, including, without limitation, customers of Penson or service providers of Broadridge.

M.	Force Majeure. In no event shall either party be liable or deemed to be in default for any delay or failure to perform under this Agreement resulting directly or indirectly from any cause beyond its reasonable control, including, without limitation, acts of God, acts of the public enemy, acts of the governments, fires, floods, epidemics, quarantine restrictions, acts of terrorism, riots and freight embargoes (“Force Majeure Event”); provided that (1) the non-performing party (and the suppliers and contractors of such party) are without material fault in causing the default or delay and (2) the default or delay cannot be reasonably circumvented by the non-performing party through the use of commercially reasonable alternative sources, workarounds, plans or other means (including, without limitation, with respect to Ridge, by Ridge meeting its obligations to provide disaster recovery and business continuity services, except to the extent that provision of such services is itself prevented by a Force Majeure Event). Notwithstanding the foregoing, in every case the party claiming excusable delay shall use its commercially reasonable efforts to prevent and mitigate the effect and length of such Force Majeure Event. Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section 19.M (Force Majeure). If Ridge fails to provide the Services due to a Force Majeure Event for more than five (5) days, the fees under this Agreement shall be adjusted in a manner such that Penson and Client are not responsible for the payment of any fees (or other charges) for Services that Ridge fails to provide.

N.	Disaster Recovery and Business Continuity. Ridge shall maintain the disaster recovery and business continuity services as set forth in Attachment E (Disaster Recovery; Business Continuity) to the applicable Schedule. Ridge shall implement its disaster recovery and business continuity plans as required, including, without limitation, in the event of a Force Majeure Event (except to the extent that provision of such services is itself prevented by a Force Majeure Event, in accordance therewith).

O.	Step In Rights. If Ridge fails to provide any Services and such failure would give rise to a right for Penson to terminate this Master Services Agreement or a Schedule pursuant to Section 18.A (Ridge’s Material Breach), Penson or Client may, subject to following, take control of the part of the Services that is impacted and, in doing so, may take such other action as is reasonably necessary to restore the Services. In no event may Penson or Client, or its agents, take control of any of the Services pursuant to this Section 19.O (Step In Rights) to the extent doing so would cause Broadridge or Ridge to be in breach of any agreement it has with any third party. If Penson or Client’s election to take control of the part of the Services that is impacted will require Penson or Client to enter Ridge locations, the provisions of Exhibit D (Step In Rights) shall apply. Ridge shall cooperate fully with Penson or Client and its agents and provide all reasonable assistance at no charge to Penson or Client to restore such Services as soon as possible, including, without limitation, giving Penson or Client and its agents all requested access to Ridge’s premises, equipment, software (including, without limitation, third-party software) and materials. Penson or Client shall disrupt Ridge’s operations or compromise the confidentiality of any other clients of Ridge.

P.	Integration; No Modification. This Master Services Agreement, the Schedules and the agreements, instruments and documents referred to in this Master Services Agreement and the Schedules contain the entire agreement of the parties with respect to its subject matter and supersede all existing agreements and all other oral, written or other communications between them concerning their subject matter. This Master
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Services Agreement and the Schedules shall not be modified in any way except by a writing signed by both parties.

Q.	Use of Name; Press. Each party agrees that neither it nor any of its Affiliates will display or use any of the other party’s or such party’s Affiliates’ trade-marks, trade names, logos or any other intellectual property or issue any press release or other public statement or notice identifying the other party or its Affiliates or any Customers as customers or otherwise relating to this Agreement or the relationship between Broadridge and Ridge and Penson and Client and/or their Affiliates without the prior consent of the other party, which consent shall not be unreasonably withheld. In the event that a party is required to disclose this Agreement or its existence by Law or to one of its regulators (e.g., publicly filing this Agreement with the United States Securities and Exchange Commission) the parties shall inform each other in writing of such requirement and cooperate in good faith in order for this Agreement to be redacted and afforded as much confidential treatment as is feasible. Any consent of by either party required by this Section 19.P (Integration; No Modification) shall be obtained from an officer holding a title of Executive Vice President or higher.

R.	Claims. Any claims by Broadridge or a Ridge Local Affiliate under this Master Services Agreement or a Schedule shall be brought by Broadridge and Broadridge shall enforce the applicable provisions of this Master Services Agreement or a Schedule to the same extent as a Ridge Local Affiliate as if such Ridge Local Affiliate was a party to this Master Services Agreement. As such, in no event shall a Ridge Local Affiliate be entitled to bring any claim against Penson, or the applicable Client Local Affiliate, under this Master Services Agreement or a Schedule. Notwithstanding the foregoing provisions of this paragraph, a Ridge Local Affiliate may bring a claim against the Client Local Affiliate that is party to such Schedule in the applicable Territory only to the extent such claim is required by Law to be brought in such Territory. Broadridge shall in such instance remain responsible for and shall oversee such claim and such claim shall be subject to the limitations on liability in this Master Services Agreement.

Any claims by Penson or a Client Local Affiliate under this Master Services Agreement or a Schedule shall be brought by Penson and Penson shall enforce the applicable provisions of this Master Services Agreement or a Schedule to the same extent as a Client Local Affiliate as if such Client Local Affiliate was a party to this Master Services Agreement. As such, in no event shall a Client Local Affiliate be entitled to bring any claim against Broadridge, or the applicable Ridge Local Affiliate, under this Master Services Agreement or a Schedule. Notwithstanding the foregoing provisions of this paragraph, a Client Local Affiliate may bring a claim against the Ridge Local Affiliate that is party to such Schedule in the applicable Territory only to the extent such claim is required by Law to be brought in such Territory. Penson shall in such instance remain responsible for and shall oversee such claim and such claim shall be subject to the limitations on liability in this Master Services Agreement.

For clarity, Broadridge and Penson shall be entitled to the benefit of all rights, defenses, counterclaims and other protections to which the Ridge Local Affiliate or Client Local Affiliate, as applicable, may be entitled with respect to any such cause of action under this Master Services Agreement or a Schedule.

S.	Audit. Broadridge and Ridge shall maintain such books and records as are (a) necessary to demonstrate Broadridge’s and Ridge’s compliance with its obligations under this Agreement, (b) necessary to verify Service volumes and fees and (c) necessary to comply with all applicable Ridge Laws and (d) necessary to document any Compliance Directives implemented pursuant to the provisions of Section 16.C (Compliance Directives) above. Broadridge and Ridge shall provide to Penson, Client and their auditors access at all reasonable times and after reasonable notice (not to exceed thirty (30) days unless a shorter period is required by a Governmental Authority) to any Ridge service location, to Ridge personnel providing the Services, and to data and records relating to the Services and Broadridge’s or Ridge’s performance under this Agreement, for the purposes of performing audits and inspections of (i) Broadridge’s or Ridge’s compliance with the provisions of this Agreement, including, without limitation, the fees charged to Client and (ii) Penson, Client and their businesses to verify the integrity of Client Information and to examine the Software and Ridge Products and systems that process, store, support and transmit that Information. Additionally, during the Term, Broadridge and Ridge shall obtain and have performed and provide Penson’s and Client’s internal and external auditors and regulators with attested locally applicable audit reports (e.g., Model A / Model B Assurance Report on Internal Controls (AAF), Canadian Institute of
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Chartered Accountants Section 5970 and SAS-70 Type II audit reports) (the “Audit Reports”) on an annual basis each for a period to end on September 30th of each calendar year and delivered no later than November 15th of each calendar year. Broadridge and Ridge shall additionally provide Penson’s and Client’s internal and external auditors, at Penson’s and Client’s request with any reasonable additional information and assistance as may be reasonably requested by Penson and Client (including, without limitation, with requests, reports and information relating to compliance with SARBOX or equivalent regulatory requirements).

T.	Insurance. Ridge shall, throughout the Term and the Transition Period, directly or through the insurance programs of Broadridge, maintain in full force and effect from a third party that is rated “A-” or better in Best’s Insurance Guide at a minimum the following insurance coverage for its operations worldwide:
(i)	A policy of workers’ compensation insurance (as required by the applicable Law) on its employees. Such policy shall provide statutory limits and contain employer’s liability coverage in an amount not less than U.S. $1,000,000.

(ii)	Commercial general liability insuring against bodily injury, property damage, contractors’ completed operations and contractual liability with a combined single limit of not less than U.S. $1,000,000 per claim.

(iii)	Professional liability and errors and omissions insurance in an amount not less than U.S. $25,000,000 per claim.

(iv)	Comprehensive crime insurance, including, without limitation, employee dishonesty and computer fraud, with coverage limits of at least U.S. $10,000,000 in the annual aggregate. The policy shall provide coverage for fraud or dishonesty by Ridge personnel whether acting alone or in collusion with others, and whether acting from Ridge service locations or remote locations.

(v)	Umbrella/Excess liability coverage of not less than U.S. $25,000,000 over the coverages shown above.
Penson and Client shall be named as additional insureds under the policies described in Section 19.T(ii) under which the aforesaid insurance is provided. Insurance carried on a claims made basis shall be maintained for two (2) years after the expiration or termination of the Term. For the avoidance of doubt, any policy amounts or limitations shall not in any event be construed as limitations on Ridge’s liability under this Agreement, nor shall they be construed as expanding Broadridge’s or Ridge’s liability under this Agreement. Ridge shall furnish Penson and Client with certificates of insurance evidencing the above coverages and providing for at least thirty (30) days prior notice to Penson and Client of cancellation or non-renewal; provided, however, that Ridge shall not be obligated to provide such notice if, concurrently with such cancellation or non-renewal, Ridge provides self insurance as described below or obtains coverage from another insurer meeting the requirements described above. Notwithstanding the foregoing, so long as Ridge maintains a credit rating that is not significantly worse than its credit rating as of the Effective Date, Ridge reserves the right to self insure coverage, in whole or in part, in the amounts and categories designated above, in lieu of Ridge’s obligations to maintain insurance as set forth above, at any time.
*  *  *  *
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BROADRIDGE FINANCIAL SOLUTIONS, INC.	PENSON WORLDWIDE, INC.

Approved by: /s/ John Hogan	Approved by: /s/ Daniel P. Son
(signature -Authorized Officer)	(signature -Authorized Officer)

Name: John Hogan	Name: Daniel P. Son
(type or print)	(type or print)

Title: President	Title: President
(type or print)	(type or print)

Dated as of: November 2, 2009	Dated as of: November 2, 2009
THIS AGREEMENT SHALL BECOME EFFECTIVE UPON BEING SIGNED BY AN AUTHORIZED OFFICER OF BOTH BROADRIDGE AND PENSON.
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Exhibit A
Intentionally left blank.
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Exhibit B
Ridge Data Security Measures
Broadridge and Ridge will carry out the following procedures to protect Client Information:

1.	Maintain a Corporate Security Policy reviewed regularly and approved by Broadridge Executive Management and Ridge Executive Management.

2.	Protect against threats or hazards to confidentiality, availability, and integrity of data and systems through the use of static and or dynamic vulnerability assessment tools.

3.	Employ public or financial industry standards of encryption, when communicating Client Information over untrusted networks, or when transporting confidential information on mobile devices, USB media, and backup media.

4.	Prohibit unauthorized physical access to systems as well as employ facilities protection measures to deter, prevent and track unauthorized access.

5.	Develop operational processes to ensure segregation of duties and maintain access controls to critical resources.

6.	Develop internal processes to limit and track all administrative functions.

7.	Develop documented procedures for system configuration to eliminate potential for unauthorized access.

8.	Employ firewall security and prohibit system administrative functions through remote internet access to the firewall.

9.	Employ a documented process and application development standards based upon reasonable security development practices.

10.	Perform backups of system, application, and data with reasonable procedures and frequency. Maintain backup information in secure off-site storage.

11.	Employ industry reasonable best practices procedures to ensure personnel security and ensure personnel understanding of security processes and procedures.

12.	Develop documented procedures for the retention and destruction of computer media and documents in electronic or paper form.

13.	Perform background checks on all of its new hires who are involved in performing the Services under this Agreement in accordance with Broadridge’s and Ridge’s policies.

14.	Implement and maintain an information security program with a dedicated program manager.

15.	The program shall have the stated objective of continuously improving and monitoring performance of current and future security initiatives.

16.	Comply with legislative and regulatory requirements based on the jurisdiction of the information.

17.	Monitor and log all access to data center facilities.

18.	Implement and maintain adequate system logging to monitor and control changes to the production environment.

19.	Implement and maintain adequate application logging to monitor and control all changes to the production data and operational environment.

20.	Implement data destruction procedures to eliminate the risk of data compromise on decommissioned systems and media. (similar to 12 — but it sounds like they are aiming for e-discovery).

21.	Implement and maintain a training program for developers, administrators, and IT staff which covers topics specific to their duties and expertise (secure development, server hardening, etc.).
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Exhibit C
Governance Structure
I. INTRODUCTION
This Exhibit provides the Governance Structure, which details: (i) those roles and responsibilities of both parties that are required to maintain an effective working relationship and (ii) reporting mechanisms to be established and implemented by the parties to enable Penson and Client to review and evaluate the performance of the Services by Ridge as part of Penson’s and Client’s ongoing duties to supervise and control their business activities as a clearing broker and to conduct continuing due diligence with respect to Ridge’s ability to provide the Services.
The Governance Structure is intended to:
Set forth the procedure for reporting by Ridge, and the related monitoring of the performance of the Services.
Maintain current knowledge of business direction and strategy.
Maintain control of all Changes, and changes that are made to business processes or any of the Services and manage associated financial, technical and operational risks.
Maintain disciplined management regarding cost, quality and each party’s compliance with its contractual commitments and the Laws and Rules.
Provide general oversight and consolidated performance reporting.
Provide a clear route for program reporting; issue escalation and resolution and risk management.
II. GOVERNANCE BODIES AND RESPONSIBILITIES
Governance Structure
The following joint governance bodies (“Governance Bodies”) will be established no later than ninety (90) days after the Effective Date:
Executive Governance Committee
Business Governance Committees
2.1.1 Meetings: The parties agree that meetings within and among the various Governance Bodies shall be part of the normal operations and are necessary (i) to provide the most effective level for the performance of duties under the Schedule and (ii) as part of Penson’s and Client’s ongoing duties to supervise and control its business activities as a clearing broker and to conduct continuing due diligence with respect to Ridge’s ability to provide the Services. Meetings of the various Governance Bodies may be held either in person or telephonically. As a general rule, meetings shall be held in person, with telephone meetings being the exception and only as mutually agreed to by the parties. The venue for meetings shall take into account both parties’ mutual interest in minimizing costs, and each party shall be responsible for its own costs and expenses with regard to attendance at meetings. The frequency of meetings for each Governance Body is set forth below.

2.1.2 Members: The members of each Governance Body are set forth below. If a party’s representative in a Governance Body ceases to be a member of such Governance Body, that party shall, within thirty (30) days, notify the other party of the replacement who shall be an individual of equivalent standing and expertise. The other party’s consent to such proposal may not unreasonably be withheld or delayed.
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Executive Governance Committee
The Executive Governance Committee (“EGC”) shall not be involved in day-to-day management of this Master Services Agreement or a Schedule, but shall retain overall accountability for this Agreement in addition to the business relationship.
2.2.1 Key Responsibilities: The following key responsibilities shall be subject to and in accordance with the terms and conditions of this Agreement:
To monitor and direct the strategic relationship between Penson and Client and Broadridge and Ridge.
To provide an “interface” to the executive teams of the parties by providing regular feedback on progress and achievements to executive meetings.
To review long term plans, business trends and directions.
To oversee compliance with terms and conditions of this Agreement and monitor that regulatory developments are addressed.
To consult on specified material industrial or public relations matters in connection with the Services.
To review overall performance of the Services including, without limitation, financial performance investments and the effectiveness of gain/risk share arrangements.
To resolve issues and/or disagreements escalated by the Business Governance Committees.
To examine and authorize Changes.
To examine and authorize proposals for amendments to the Schedules.
To review new policies or changes to existing policies.
2.2.2	Specific Functions
Review of select reports that are reflective of the performance of Ridge in fulfilling the agreed upon Service Levels, in maintaining accurate books and records, and adherence to various polices, procedures and regulations.
Review of the results of select, completed SRO examinations and audit reports of Broadridge and Ridge and Penson and Client business units.
Review of the feedback provided by key business stakeholders within Penson and Client and Penson’s and Client’s introducing brokers.
The EGC will also address:
o	The Service Levels being provided by Ridge

o	Broadridge’s and Ridge’s and Penson’s and Client’s adherence to existing polices, procedures and the Laws and Rules

o	The resolution of any unresolved disputes and controversies between the parties

o	The results of all audits conducted by Penson and Client as well as all SRO examinations

o	Broadridge’s, Ridge’s and Penson’s and Client’s readiness in preparing for new regulations and/or industry mandates

o	Any changes in the strategic direction of Broadridge or Ridge
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2.2.3	Meetings: Meetings shall take place quarterly, until otherwise agreed by the parties. Each meeting of the EGC shall be attended by at least two members from each of Broadridge and Ridge and Penson and Client.

2.2.4	Unresolved Disputes: In the event that the EGC cannot arrive at a mutually agreeable solution to any dispute or disagreement that is escalated to it, the dispute or disagreement shall be submitted to non-binding mediation prior to and as a condition precedent to the commencement of litigation under the Schedule. Said mediation shall be conducted by and in accordance with the mediation procedures of FINRA. The costs of the mediation shall be borne equally by the parties. All statements of any nature made in connection with this mediation shall be privileged and shall be inadmissible in any subsequent arbitral proceeding involving or relating to the claims at issue in the mediation.

2.2.5	Members of the EGC:

The members of the EGC shall include an equal number of executive officers from both parties.
Business Governance Committees
2.3.1	Structure:
The parties to each Schedule shall establish a Business Governance Committee.
2.3.2	Purpose:
Provide operational leadership for the Services, including, without limitation, the delivery of the Services and initial strategic initiatives.
2.3.3 Key Responsibilities: The following key responsibilities shall be subject to and in accordance with the terms and conditions of the applicable Schedule:
Regularly establish audit and review responsibilities of Broadridge and Ridge, in accordance with the applicable Schedule.
Draft and update template Certification Reports, and Corrective Action Certifications.
Approve Services plans and guide overall activities.
Review and approve business and technical proposals that impact the business case for the Services.
Review select reports to monitor performance of the Services, including, without limitation, adherence to Service Level Agreements, the agreed-upon code of conduct and to all laws.
Review dependencies between Service areas.
Assess operational and financial risk.
Identify certain material current or future events that may affect Services.
Resolve conflicts relating to Services where these are escalated by management of the parties.
Discuss and implement Changes, projects or new services that should be agreed at a level above the day-to-day management team; part of this role shall be to coordinate the scope of “Change” in the context of its impact on units in the field and on central functions.
Prepare and implement any necessary amendments to the applicable Schedule within the authority of the team (which shall not include any authority to agree to any new Services).
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     Monitor compliance with the Laws and Rules and address routine compliance issues.
2.3.4	Members of the Business Governance Committee:

The members of the Business Governance Committee (“BGC”) shall include an equal number of senior officers from both parties to the applicable Schedule.

2.3.5	Meeting

The BGC meetings shall be held monthly or as either party to the applicable Schedule may reasonably request. Relevant Penson and Client representatives and Broadridge and Ridge representatives shall also participate and provide input as required.
III. REPORTS
To facilitate Penson’s and Client’s ongoing duties to supervise and control its business activities as a clearing broker and to conduct continuing due diligence with respect to Ridge’s ability to provide the Services, Broadridge and Ridge shall provide or cause to be provided to Penson and Client copies of mutually agreed-upon reports. All reports are run daily, except where noted.
The parties agree to update the list of reports from time to time as the parties deem necessary to effect the purposes described above, in each case as mutually agreed by the parties in writing.
IV. CHANGE CONTROL
Changes
The parties recognize that during the Term there may be changes to the Services (as agreed upon by Ridge and Client) or the terms and conditions of this Agreement (as agreed upon by Broadridge and Penson) either on a temporary or permanent basis (each, a “Change”). Any such Changes shall be addressed and processed through the “Change Control Procedure” set forth below. Except as set forth in this Section IV regarding Mandatory Changes or as otherwise expressly agreed between the parties in writing, until any Change is agreed between Ridge and Client or Broadridge and Penson, as applicable, in accordance with the Change Control Procedure, Ridge shall continue to perform the Services and be paid the amounts set forth under this Agreement as if the Change had not been requested. Notwithstanding the preceding sentences of this Section IV or any provision of the Schedule (including, without limitation, the Attachments) to the contrary, the parties shall consider all proposed Change Requests in good faith through the Governance Structure, but shall not be required to agree to the terms and conditions of any proposed Change.
Change Control Procedure
4.1	All Change Requests (defined below) and Changes shall be dealt with in accordance with the procedure set forth below. Changes shall be effective only if made in writing and signed by an officer of the parties who is authorized to execute such documents under the terms and conditions of the Schedule and in accordance with this Exhibit.

4.2	At any time and for any reason, either party may request a Change (each, a “Change Request”). Each Change Request shall be submitted in writing to the other party, and shall specify in reasonable detail:
(a)	any proposed Change;

(b)	the impact of the proposed Change on the existing Services;

(c)	any amendment to this Schedule required by the proposed Change;

(d)	other details which the other party might reasonably agree to include in the Change Request; and

(e)	any other details set forth in the Change Request and Approval Form (defined below).
4.3	If Broadridge or Ridge submits the Change Request, it must set forth, if appropriate, in reasonable detail any proposed adjustments to the fees and/or any other pricing mechanisms to be charged or used under the
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applicable Schedule, including, without limitation, any additional costs or expenses which shall be incurred by Penson or Client if and to the extent that the Change Request is approved.
4.4	If Penson or Client submits a Change Request, Broadridge and Ridge shall evaluate the Change Request and, within ten (10) business days, submit a response setting forth in reasonable detail:
(a)	with respect to Changes other than Mandatory Changes, whether or not Broadridge and Ridge are prepared in principle to agree to the proposed Changes;

(b)	any adjustments to the fees and/or other pricing mechanisms to be charged or used under the applicable Schedule that Broadridge and Ridge may propose, including, without limitation, any additional costs or expenses that shall be incurred by Penson or Client in the event the Change Request is approved; and

(c)	a good faith estimate of the effective date for the Change.
4.5	If Broadridge or Ridge requires more time to respond, due to the nature or complexity of Penson’s or Client’s proposed Change Request or otherwise, Broadridge or Ridge shall so inform Penson or Client and Broadridge or Ridge shall have a reasonable amount of additional time to respond.

4.6	If Broadridge or Ridge submits a Change Request, Penson and Client shall evaluate the Change Request and, within ten (10) business days, submit a response setting out in reasonable detail:
(a)	whether or not Client are prepared in principle to agree to the proposed Changes; and

(b)	Penson’s and Client’s response to Broadridge’s or Ridge’s proposed Changes, including, without limitation, any proposed Changes to the Service Charges and/or other pricing mechanisms provided in the applicable Schedule.
4.7	If Penson or Client requires more time to respond because of the size or complexity of Broadridge’s or Ridge’s proposed Change Request or otherwise, Penson or Client shall so inform Broadridge or Ridge and Penson or Client shall have a reasonable amount of additional time to respond.

4.8	Once a response to the Change Request has been submitted, the parties shall discuss the proposed Change and any related matters.

4.9	Changes shall become effective upon execution and delivery by both parties of an amendment to this Master Services Agreement or the applicable Schedule affecting such Change, which amendment shall be executed promptly and shall include all relevant changes to this Master Services Agreement or the applicable Schedule.

4.9	Each party shall bear its respective costs associated with proposing, considering, responding to or otherwise dealing with Change Requests and responses in accordance with this Exhibit, unless the parties otherwise agree in writing.
Mandatory Changes
Notwithstanding any provision to the contrary in this Section IV or elsewhere in this Agreement, any of the following Changes shall be considered a “Mandatory Change”: Changes that (a) involves a request by Penson or Client for the provision of Services to a new Affiliate of Penson, (b) are necessary to implement new or modified Penson or Client policies, which will in any event be processed as a Change, (c) are necessary to effect compliance with a new or modified Client Law, Compliance Directive or Ridge Law or (d) are identified in this Agreement as a Mandatory Change or a Change that is to be implemented in accordance with the Change Control Procedures applicable to Mandatory Changes. Upon receipt of a request for a Mandatory Change, and subject to the “Development Scheduling” Service Level, Broadridge or Ridge shall provide a fee estimate for each Mandatory Change and provide the schedule when such change will be implemented. If such schedule is not acceptable to Penson or Client, Broadridge or Ridge and Penson and Client shall negotiate in good faith an accelerated schedule for the implementation of such change. Notwithstanding any provision to the contrary in this Section IV, all Mandatory Changes shall be implemented (i.e., neither party shall have the right to refuse to approve or implement such Change) in accordance with the Change Control Procedures. Any dispute or disagreement regarding any Mandatory Change (including, without limitation, issues regarding fees, Service Levels, specifications for
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deliverables and the implementation of the Mandatory Change) shall not delay the implementation of the Mandatory Change. For the avoidance of doubt, the Change Control Procedures applicable to Mandatory Changes shall not apply to, and shall not relieve Broadridge or Ridge from, changes Broadridge or Ridge is otherwise required to make pursuant to this Agreement.
V. FEE DISPUTES
In accordance with Section 3.E (Payment) of this Master Services Agreement, Client may withhold the portion of an invoice for particular fees, subject to a bona fide dispute. Upon receipt of a Dispute Notice, the parties shall immediately meet (including, without limitation, by telephone conference) to attempt to resolve the dispute. If the parties are unable to resolve the dispute at such meeting (a “Payment Dispute”) then either party may implement the following expedited payment dispute escalation procedures:
5.1	Either party may initiate the expedited process by an arbitrator by sending notice of such request to the other party and describing the dispute or referencing this Section 5.1 (a “Dispute Notice”).

5.2	For five (5) business days after delivery of the Dispute Notice, the parties each shall use good faith efforts to mutually agree upon an arbitrator. If the parties are not able to agree upon an arbitrator within such period of time, such arbitrator shall be selected in accordance with the International Institute for Conflict Prevention and Resolution for Non-Administered Arbitration, or its successor.

5.3	The arbitrator shall possess at least fifteen (15) years of relevant experience in a law firm or corporate law department of over twenty-five (25) lawyers or a judge of a court of general jurisdiction. The arbitrator shall not have represented or acted on behalf of either party, or be otherwise affiliated with or interested in either party.

5.4	Upon selection of the arbitrator, the parties shall agree on a schedule to present the dispute to the arbitrator and obtain a decision as described herein, during a time frame of no more than twenty (20) days. In the event the parties cannot agree upon a schedule, the arbitrator shall provide a schedule. Each party shall simultaneously submit a memorandum to the arbitrator that is not more than ten (10) pages in length, accompanied by relevant documents and not more than three (3) affidavits. After receiving and reviewing the memoranda and supporting information, the arbitrator shall conduct a hearing of no more than four (4) hours, that shall include not more than two representatives of each party, at which the parties may present their case and shall submit to questioning by the arbitrator. The arbitrator shall render his or her decision within seventy-two (72) hours of the hearing.

5.5	The standard under which the arbitrator shall render his or her decision shall be whether there exists a good faith basis for Client to withhold the disputed charges under the terms and conditions of this Master Services Agreement and the applicable Schedule. The arbitrator shall issue his or her decision in the form of a ruling on that single issue, and shall not provide any written basis or support for his or her opinion. If the arbitrator determines that Client had a good faith basis for withholding the disputed fees, then such sums shall remain in Client’s possession. If the arbitrator determines that Client did not have a good faith basis for withholding the disputed charges, then Client shall pay such disputed fees to Broadridge or Ridge, under reservation of rights, within ten (10) days after the date of the arbitrator’s decision. After the arbitrator renders such decision, each party may pursue any and all rights associated with the Payment Dispute through the dispute escalation procedures set forth in this Exhibit. The decision of the arbitrator shall have no force or effect other than for the limited purposes stated in this Section 5.

5.6	The decision of the arbitrator and all communications, memoranda and supporting documentation exchanged in connection with the procedures set forth in this Section 5 shall be exchanged on a without prejudice basis and the decision of the arbitrator and briefs of the parties shall be inadmissible in any respect in any subsequent proceeding. All communications, memoranda, supporting documentation, and the arbitrator’s decision shall be deemed Information under this Agreement.

5.7	The arbitrator shall be compensated at his or her applicable billing rate, which shall be split equally between the parties. Any costs incurred by either party shall be borne by that party.
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5.8	A party’s failure to commence or pursue the expedited procedures set forth in this Section 5 shall not constitute, operate or be construed as a waiver of any right the party may have under this Agreement.
VI. ACCEPTANCE
Without prejudice or limitation to any other rights or remedies of Client, new Ridge Products shall be subject to acceptance testing by Client to verify that such Ridge Products conform to the specifications provided in connection with such Ridge Products (the “Acceptance Criteria”). When Ridge notifies Client that a Ridge Product is ready for testing for conformance with the Acceptance Criteria, Client may elect to test the Ridge Product to determine whether they comply in all material respects with the Acceptance Criteria. Client shall have thirty (30) business days to complete such testing. Upon completion of such testing, Client shall promptly notify Ridge whether it has accepted such Ridge Product (“Accept”), or whether it has identified discrepancies with the Acceptance Criteria (“Reject”). If Client Accepts the Ridge Product it shall issue a notice thereof. If Client Rejects the Ridge Product, Client shall provide notice setting forth a list of items that Client claims must be corrected and Ridge shall use commercially reasonable efforts to correct such Ridge Product and the testing process shall resume as set forth above. If Client does not provide notice to Ridge after such thirty (30) day period, then the Ridge Products shall be deemed to be accepted.
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Exhibit D
Step In Rights
1.1	If Penson or Client wishes to take action, either itself, through an Affiliate or using a third party acting on its behalf, and such action involves onsite access at a Ridge location, Penson or Client shall notify Broadridge or Ridge of the following:
(a)	the action it wishes to be taken;

(b)	the reason for such action together with supporting evidence;

(c)	the date it wishes to commence such action; and

(d)	the estimated time period which it believes will be necessary for such action.
1.2	Following service of such notice and subject to compliance with the other terms and conditions of this Exhibit and the Agreement, Penson or Client shall take such action as notified under Section 1.1 above and any consequential additional action as it reasonably believes is necessary (together, the “Required Action”) and Broadridge and Ridge shall give all reasonable assistance to Penson or Client while it is taking the Required Action. Penson or Client shall exercise its rights under this Exhibit reasonably and in a manner that complies with applicable standard policies and procedures applicable to onsite access at the Ridge locations (including, without limitation, policies relating to access to other customers’ data).

1.3	Before ceasing the Required Action, if Penson or Client intends to hand the Services back to Ridge, Penson or Client shall deliver notice to Broadridge, specifying in reasonable detail (to the extent that it is reasonably practicable in the circumstances):
(a)	the action it has taken; and

(b)	the date it plans to conclude such action
(the “Step Out Notice”).

1.4	Unless otherwise agreed by Broadridge or Ridge, Penson’s or Client’s right to have onsite access to the Ridge locations for the purpose of exercising step in rights under this Exhibit shall expire six (6) months after the date that Client first has taken any Required Action onsite at a Ridge location, but only if Penson or Client has not delivered a Step Out Notice prior to the date of such expiration.

1.5	To the extent Penson or Client takes over responsibility for any of the Services while onsite at a Ridge location during the exercise of its step in rights, then Ridge shall not be responsible for meeting the Service Levels that are associated with such Services, to the extent that Penson’s or Client’s actions result in a failure to achieve Service Levels. Penson’s or Client’s exercise of its step in rights shall not constitute a waiver by Penson or Client of any termination rights or rights to pursue a claim for damages arising out of the failure that led to the step in rights being exercised.
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